The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-111070
SUBJECT TO COMPLETION, DATED AUGUST 10, 2006.

Prospectus Supplement

August      , 2006
(To Prospectus dated April 29, 2004)

$250,000,000

Clear Channel Communications, Inc.

6.25% Senior Notes due 2011

        The notes offered by this preliminary prospectus supplement constitute an additional issuance of our 6.25% Senior Notes due 2011, $500,000,000 aggregate principal amount of which have been previously issued. The offered notes will be fungible with, have the same CUSIP number as, and will become part of the same series as the outstanding notes.

      We will pay interest on the notes on March 15 and September 15 of each year, beginning September 15, 2006. The notes will mature on March 15, 2011. We may redeem the notes, in whole at any time or in part from time to time at the redemption price described under the caption “Description of the Notes— Optional Redemption.”

      The notes will be unsecured obligations and will rank equally with our other unsecured senior indebtedness from time to time outstanding. The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

       Investing in the notes involves risk. See “Risk Factors” beginning on page S-5.

      The underwriters propose to offer the notes from time to time for sale in one or more transactions, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, plus accrued interest from March 21, 2006 through to August 15, 2006, or if settlement occurs after such date, such later date. The proceeds, before expenses, to Clear Channel are        % per note and a total of $       , plus accrued interest from March 21, 2006 through to August 15, 2006 or, if settlement occurs after such date, such later date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear or Clearstream, on or about August           , 2006.

Joint Book-Running Managers

Banc of America Securities LLC	Credit Suisse

      You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the dates on the front covers of these documents only. Our business, financial condition, results of operations and prospects may have changed since these dates.

      References to “Clear Channel,” “we,” “us” and “our” in this prospectus supplement and the accompanying prospectus are to Clear Channel Communications, Inc. and its consolidated subsidiaries.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Except for the historical information, this prospectus supplement contains various forward-looking statements which represent our expectations or beliefs concerning future events, including the future levels of cash flow from operations. We believe that all statements that express expectations and projections with respect to future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our financial performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and business performance. There can be no assurance, however, that management’s expectations will necessarily come to pass.

      A wide range of factors could materially affect future developments and performance, including:

•	the impact of general economic and political conditions in the U.S. and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	the impact of the geopolitical environment;

•	our ability to integrate the operations of recently acquired companies;

•	shifts in population and other demographics;

•	industry conditions, including competition;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	changes in labor conditions;

•	fluctuations in exchange rates and currency values;

•	capital expenditure requirements;

•	the outcome of pending and future litigation settlements;

•	legislative or regulatory requirements;

•	interest rates;

•	the effect of leverage on our financial position and earnings;

•	taxes;

•	access to capital markets; and

•	certain other factors set forth in our filings with the Securities and Exchange Commission.

      This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur as currently contemplated.

RISK FACTORS

      Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference before deciding whether to purchase our securities.

We Have a Large Amount of Indebtedness

      We currently use a portion of our operating income for debt service. Our leverage could make us vulnerable to an increase in interest rates or a downturn in the operating performance of our businesses due to various factors including a decline in general economic conditions. At June 30, 2006, we had debt outstanding of $7.9 billion and shareholders’ equity of $7.9 billion. We may continue to borrow funds to finance capital expenditures, share repurchases, special dividends, acquisitions and refinance debt, as well as for other purposes. Our debt obligations could increase substantially because of the debt levels of companies that we may acquire in the future.

      Such a large amount of indebtedness could have negative consequences for us, including without limitation:

•	limiting our ability to obtain financing in the future;

•	requiring much of our cash flow to be dedicated to interest obligations and making it unavailable for other purposes;

•	limiting our liquidity and operational flexibility in changing economic, business and competitive conditions which could require us to consider deferring planned capital expenditures, reducing discretionary spending, selling assets, restructuring existing debt or deferring acquisitions or other strategic opportunities;

•	making us more vulnerable to an increase in interest rates, a downturn in our operating performance or a decline in general economic conditions; and

•	making us more susceptible to changes in credit ratings which could, particularly in the case of a downgrade below investment grade, impact our ability to obtain financing in the future and increase the cost of such financing.

      The failure to comply with the covenants in the agreements governing the terms of our or our subsidiaries’ indebtedness could be an event of default and could accelerate the payment obligations and, in some cases, could affect other obligations with cross-default and cross-acceleration provisions.

Our Business is Dependent Upon the Performance of Key Employees, On-Air Talent and Program Hosts

      Our business is dependent upon the performance of certain key employees. We employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our executive officers, key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that all or any of these key employees will remain with us or will retain their audiences. Competition for these individuals is intense and many of our key employees are at-will employees who are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms which we may be unwilling to meet. In addition, any or all of our key employees may decide to leave for a variety of personal or other reasons beyond our control. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could limit our ability to generate revenues.

Doing Business in Foreign Countries Creates Certain Risks Not Found in Doing Business in the United States

      Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of currency exchange controls;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in taxation structure.

Exchange Rates May Cause Future Losses in Our International Operations

      Because we own assets overseas and derive revenues from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

Extensive Government Regulation May Limit Our Broadcasting Operations

      The federal government extensively regulates the domestic broadcasting industry, and any changes in the current regulatory scheme could significantly affect us. Our broadcasting businesses depend upon maintaining broadcasting licenses issued by the Federal Communications Commission (FCC) for maximum terms of eight years. Renewals of broadcasting licenses can be attained only through the FCC’s grant of appropriate applications. Although the FCC rarely denies a renewal application, the FCC could deny future renewal applications resulting in the loss of one or more of our broadcasting licenses.

      The federal communications laws limit the number of broadcasting properties we may own in a particular area. While the Telecommunications Act of 1996 relaxed the FCC’s multiple ownership limits, any subsequent modifications that tighten those limits could make it impossible for us to complete potential acquisitions or require us to divest stations we have already acquired. Most significantly, in June 2003 the FCC adopted a decision comprehensively modifying its media ownership rules. The modified rules significantly changed the FCC’s regulations governing radio ownership, allowed increased ownership of TV stations at the local and national level, and permitted additional cross-ownership of daily newspapers, television stations and radio stations. Soon after their adoption, however, a federal court issued a stay preventing the implementation of the modified media ownership rules while it considered appeals of the rules by numerous parties (including us). In a June 2004 decision, the court upheld the modified rules in certain respects, remanded them to the FCC for further justification in other respects, and left in place the stay on their implementation. In September 2004, the court partially lifted its stay on the modified radio ownership rules, putting into effect aspects of those rules that established a new methodology for defining local radio markets and counting stations within those markets, limit our ability to transfer intact combinations of stations that do not comply with the new rules, and require us to terminate within two years (i.e., by September 2006) certain of our agreements whereby we provide programming to or sell advertising on radio stations we do not own. The modified media ownership rules are subject to various further FCC and court proceedings and recent and possible future actions by Congress. We cannot predict the ultimate outcome of the media ownership proceeding or its effect on our ability to acquire broadcast stations in the future, to complete acquisitions that we have agreed to make, to continue to own and freely transfer groups of stations that we have already acquired, or to continue our existing agreements to provide programming to or sell advertising on stations we do not own.

      Moreover, the FCC’s existing rules in some cases permit a company to own fewer radio stations than allowed by the Telecommunications Act of 1996 in markets or geographical areas where the company also owns television stations. These rules could require us to divest radio stations we currently own in markets or areas where we also own television stations. Our acquisition of television stations in five local markets or areas in our merger with The Ackerley Group resulted in our owning more radio stations in these markets or areas than is permitted by these rules. The FCC has given us a temporary period of time to divest the necessary radio and/or television stations to come into compliance with the rules. We have completed such divestiture with respect to one such market and have requested an extension of time to complete such divestiture with respect to the other four markets.

      Other changes in governmental regulations and policies may have a material impact on us. For example, we currently provide programming to several television stations we do not own. These programming arrangements are made through contracts known as local marketing agreements. The FCC’s rules and policies regarding television local marketing agreements will restrict our ability to enter into television local marketing agreements in the future, and may eventually require us to terminate our programming arrangements under existing local marketing agreements. Moreover, the FCC has begun a proceeding to adopt rules that will restrict our ability to enter into television joint sales agreements, by which we sell advertising on television stations we do not own, and may eventually require us to terminate our existing agreements of this nature. Additionally, the FCC has adopted rules which under certain circumstances subject previously nonattributable debt and equity interests in communications media to the FCC’s multiple ownership restrictions. These rules may limit our ability to expand our media holdings.

We May Be Adversely Affected By New Statutes Dealing With Indecency

      Congress currently has under consideration legislation that addresses the FCC’s enforcement of its rules concerning the broadcast of obscene, indecent, or profane material. Potential changes to enhance the FCC’s authority in this area include the ability to impose substantially higher monetary penalties, consider violations to be “serious” offenses in the context of license renewal applications, and, under certain circumstances, designate a license for hearing to determine whether such license should be revoked. In the event that this or similar legislation is ultimately enacted into law, we could face increased costs in the form of fines and a greater risk that we could lose one or more of our broadcasting licenses.

Antitrust Regulations May Limit Future Acquisitions

      Additional acquisitions by us of radio and television stations and outdoor advertising properties may require antitrust review by federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the Department of Justice (“DOJ”) or the Federal Trade Commission or foreign antitrust agencies will not seek to bar us from acquiring additional radio or television stations or outdoor advertising properties in any market where we already have a significant position. Following passage of the Telecommunications Act of 1996, the DOJ has become more aggressive in reviewing proposed acquisitions of radio stations, particularly in instances where the proposed acquiror already owns one or more radio station properties in a particular market and seeks to acquire another radio station in the same market. The DOJ has, in some cases, obtained consent decrees requiring radio station divestitures in a particular market based on allegations that acquisitions would lead to unacceptable concentration levels. The DOJ also actively reviews proposed acquisitions of outdoor advertising properties. In addition, the antitrust laws of foreign jurisdictions will apply if we acquire international broadcasting properties.

Environmental, Health, Safety and Land Use Laws and Regulations May Limit or Restrict Some of Our Operations

      As the owner or operator of various real properties and facilities, especially in our outdoor advertising operations, we must comply with various foreign, federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety as well as zoning restrictions. Historically, we have not incurred significant expenditures to comply with these laws. However, additional laws, which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

Government Regulation of Outdoor Advertising May Restrict Our Outdoor Advertising Operations

      Changes in laws and regulations affecting outdoor advertising at any level of government, including laws of the foreign jurisdictions in which we operate, could have a significant financial impact on us by requiring us to make significant expenditures or otherwise limiting or restricting some of our operations.

      U.S. federal, state and local regulations have had an impact on the outdoor advertising industry. One of the seminal laws was The Highway Beautification Act of 1965 (HBA), which regulates outdoor advertising on the 306,000 miles of Federal-Aid Primary, Interstate and National Highway Systems roads. HBA regulates the locations of billboards, mandates a state compliance program, requires the development of state standards, promotes the expeditious removal of illegal signs, and requires just compensation for takings. Size, spacing and lighting are regulated by state and local municipalities.

      From time to time, certain state and local governments and third parties have attempted to force the removal of displays not governed by the HBA under various state and local laws, including amortization. Amortization permits the display owner to operate its display which does not meet current code requirements for a specified period of time, after which it must remove or otherwise conform its display to the applicable regulations at its own cost without any compensation. Several municipalities within our existing markets have adopted amortization ordinances. Other regulations limit our ability to rebuild or replace nonconforming displays and require us to remove or modify displays that are not in strict compliance with applicable laws. In addition, from time to time third parties or local governments assert that we own or operate displays that either are not properly permitted or otherwise are not in strict compliance with applicable law. Such regulations and allegations have not had a material impact on our results of operations to date, but if we are increasingly unable to resolve such allegations or obtain acceptable arrangements in circumstances in which our displays are subject to removal, modification or amortization, or if there occurs an increase in such regulations or their enforcement, our results could suffer.

      Legislation has from time to time been introduced in state and local jurisdictions attempting to impose taxes on revenues of outdoor advertising companies. Several jurisdictions have already imposed such taxes as a percentage of our gross receipts of outdoor advertising revenues in that jurisdiction. While these taxes have not had a material impact on our business and financial results to date, we expect states to continue to try to impose such taxes as a way of increasing revenues. The increased imposition of these taxes and our inability to pass on the cost of these taxes to our clients could negatively affect our operating income.

      In addition, we are unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation that would regulate the content of billboard advertisements and implement additional billboard restrictions has been introduced in Congress from time to time in the past.

      International regulation of the outdoor advertising industry varies by region and country, but generally limits the size, placement, nature and density of out-of-home displays. Significant international regulations include the Law of December 29, 1979 in France, the Town and Country Planning (Control of Advertisements) Regulations 1992 in the United Kingdom, and Règlement Régional Urbain de l’agglomération bruxelloise in Belgium. These laws define issues such as the extent to which advertisements can be erected in rural areas, the hours during which illuminated signs may be lit and whether the consent of local authorities is required to place a sign in certain communities. Other regulations limit the subject matter and language of out-of-home displays. For instance, the United States and most European Union countries, among other nations, have banned outdoor advertisements for tobacco products. Our failure to comply with these or any future international regulations could have an adverse impact on the effectiveness of our displays or their attractiveness to clients as an advertising medium and may require us to make significant expenditures to ensure compliance. As a result, we may experience a significant impact on our operations, revenues, international client base and overall financial condition.

Additional Restrictions on Outdoor Advertising of Tobacco, Alcohol and Other Products May Further Restrict the Categories of Clients That Can Advertise Using Our Products

      Out-of-court settlements between the major U.S. tobacco companies and all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and four other U.S. territories include a ban on the outdoor advertising of tobacco products. Other products and services may be targeted in the future, including alcohol products. Legislation regulating tobacco and alcohol advertising has also been introduced in a number of European countries in which we conduct business and could have a similar impact. Any significant reduction in alcohol-related advertising due to content-related restrictions could cause a reduction in our direct revenues from such advertisements and an increase in the available space on the existing inventory of billboards in the outdoor advertising industry.

Future Acquisitions Could Pose Risks

      We may acquire media-related assets and other assets or businesses that we believe will assist our customers in marketing their products and services. Our acquisition strategy involves numerous risks, including:

•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of broadcasting, outdoor advertising and other properties, we may need to:

•	recruit additional senior management as we cannot be assured that senior management of acquired companies will continue to work for us and, in this highly competitive labor market, we cannot be certain that any of our recruiting efforts will succeed, and

•	expand corporate infrastructure to facilitate the integration of our operations with those of acquired properties, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	entry into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems;

•	our management’s attention may be diverted from other business concerns; and

•	we may lose key employees of acquired companies or stations.

      We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Capital Requirements Necessary to Implement Strategic Initiatives Could Pose Risks

      The purchase price of possible acquisitions, share repurchases, special dividends and/or other strategic initiatives could require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our shareholders.

We Face Intense Competition in the Broadcasting and Outdoor Advertising Industries

      Our business segments are in highly competitive industries, and we may not be able to maintain or increase our current audience ratings and advertising and sales revenues. Our radio stations and outdoor advertising properties compete for audiences and advertising revenues with other radio stations and outdoor advertising companies, as well as with other media, such as newspapers, magazines, television, direct mail, satellite radio and Internet based media, within their respective markets. Audience ratings and market shares are subject to change, which could have the effect of reducing our revenues in that market. Our competitors may develop services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share in any of our business segments. Other variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenues, the numbers of advertising customers, advertising fees, or profit margins include:

•	unfavorable economic conditions, both general and relative to the radio broadcasting, outdoor advertising and all related media industries, which may cause companies to reduce their expenditures on advertising;

•	unfavorable shifts in population and other demographics which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence, or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age or geographical demographic from an advertising perspective;

•	an increased level of competition for advertising dollars, which may lead to lower advertising rates as we attempt to retain customers or which may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs which we may be unwilling or unable to pass through to our customers;

•	technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive advertising, listening or viewing alternatives than what we currently offer, which may lead to a loss of advertising customers or to lower advertising rates;

•	unfavorable changes in labor conditions which may require us to spend more to retain and attract key employees; and

•	changes in governmental regulations and policies and actions of federal regulatory bodies which could restrict the advertising media which we employ or restrict some or all of our customers that operate in regulated areas from using certain advertising media, or from advertising at all.

New Technologies May Affect Our Broadcasting Operations

      Our broadcasting businesses face increasing competition from new broadcast technologies, such as broadband wireless and satellite television and radio, and new consumer products, such as portable digital audio players and personal digital video recorders. These new technologies and alternative media platforms compete with our radio and television stations for audience share and advertising revenue, and in the case of some products, allow listeners and viewers to avoid traditional commercial advertisements. The FCC has also approved new technologies for use in the radio broadcasting industry, including the terrestrial delivery of digital audio broadcasting, which significantly enhances the sound quality of radio broadcasts. In the television broadcasting industry, the FCC has established standards and a timetable for the implementation of digital television broadcasting in the U.S. We are unable to predict the effect such technologies and related services and products will have on our broadcasting operations, but the capital expenditures necessary to implement such technologies could be substantial and other companies employing such technologies could compete with our businesses.

We May be Adversely Affected by a General Deterioration in Economic Conditions

      The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. A decline in the level of business activity of our advertisers could have an adverse effect on our revenues and profit margins. During the most recent economic slowdown in the United States, many advertisers reduced their advertising expenditures. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in purchases of advertising.

We May Be Adversely Affected by the Occurrence of Extraordinary Events, Such as Terrorist Attacks

      The occurrence of extraordinary events, such as terrorist attacks, intentional or unintentional mass casualty incidents or similar events may substantially decrease the use of and demand for advertising, which may decrease our revenues or expose us to substantial liability. The September 11, 2001 terrorist attacks, for example, caused a nationwide disruption of commercial activities. As a result of the expanded news coverage following the attacks and subsequent military actions, we experienced a loss in advertising revenues and increased incremental operating expenses. The occurrence of future terrorist attacks, military actions by the United States, contagious disease outbreaks or similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economies of the United States and other foreign countries where we do business generally, specifically the market for advertising.

There Is No Public Market for the Notes; Certain Beneficial Owners May Be Unable to Transfer Their Beneficial Interest in the Notes

      The notes will not be listed on any securities exchange. There is no public market for the notes and it is unlikely that an active trading market will develop, or if one develops, that it will be maintained. Consequently, it is possible that an investment in the notes may have little or no liquidity. In addition, the notes will be issued in the form of one or more global securities that will be deposited with The Depository Trust Company. See “Description of the Notes — Global Securities” and “— Book Entry System” on page S-16. The owners of beneficial interests in the global securities will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Indenture. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability of certain persons to transfer their beneficial interests in the global securities may be limited in states where these special delivery requirements apply.

BUSINESS

      We are a diversified media company. As of December 31, 2005, we owned 1,182 radio stations and a leading national radio network operating in the United States. In addition, we had equity interests in various international radio broadcasting companies. As of December 31, 2005, we also owned or operated 164,634 outdoor advertising display faces in our Americas outdoor advertising segment, which includes operations in the United States, Canada, and Latin America, and 710,638 displays in our international outdoor advertising segment, which includes operations in Europe, Australia, Asia and Africa. As of December 31, 2005, we also owned or programmed 41 television stations and owned a media representation firm. Prior to December 21, 2005, we also operated a live entertainment and sports representation business.

      On April 29, 2005, we announced a plan to strategically realign our businesses. The plan included an initial public offering, or IPO, of approximately 10% of the common stock of Clear Channel Outdoor Holdings, Inc., or CCO, and a 100% spin-off of our live entertainment segment and sports representation business, which now operates under the name Live Nation. We completed the IPO on November 11, 2005 and the spin-off on December 21, 2005.

      The IPO consisted of the sale of 35.0 million shares of Class A common stock of CCO, our indirect, wholly owned subsidiary prior to the IPO. We continue to own all of CCO’s outstanding shares of Class B common stock, representing approximately 89% of the outstanding shares of CCO’s common stock and approximately 99% of the total voting power of CCO’s common stock.

      The spin-off consisted of a dividend of 0.125 share of Live Nation common stock for each share of our common stock held on December 21, 2005, the date of the distribution.

Radio Broadcasting

Radio Stations

      As of December 31, 2005, we owned 360 AM and 822 FM domestic radio stations, of which 150 stations were in the top 25 U.S. markets according to the Arbitron rankings as of January 2006. In addition, we currently own equity interests in various international radio broadcasting companies located in Australia, New Zealand and Mexico, which we account for under the equity method of accounting.

Radio Networks

      In addition to radio stations, our radio broadcasting segment includes a national radio network that produces or distributes more than 70 syndicated radio programs and services for more than 5,000 radio stations. Some of our more popular radio programs include Rush Limbaugh, Delilah and Bob and Tom Show. We also own various sports, news and agriculture networks serving Georgia, Ohio, Iowa, Kentucky, Arkansas, Illinois, Oklahoma and Florida.

Outdoor Advertising

      At December 31, 2005, we owned or operated approximately 164,634 displays in our Americas segment and approximately 710,638 displays in our international segment. Our display faces include billboards of various sizes, wallscapes, transit displays and street furniture displays. Additionally, we currently own equity interests in various outdoor advertising companies, which we account for under the equity method of accounting.

Other

Television

      As of December 31, 2005, we owned, programmed or sold airtime for 41 television stations. Our television stations are affiliated with various television networks, including ABC, CBS, NBC, FOX, UPN, WB, Telemundo and two independent, non-affiliated stations.

Media Representation

      We own the Katz Media Group, a full-service media representation firm that sells national spot advertising time for clients in the radio and television industries throughout the United States. As of December 31, 2005, Katz Media represented over 3,200 radio stations and 380 television stations.

Share Repurchase Activity

      On February 1, 2005, Clear Channel’s Board of Directors authorized its third share repurchase program authorizing the repurchase of up to $1.0 billion of Clear Channel’s common stock. On August 9, 2005, Clear Channel’s Board of Directors authorized a $692.6 million increase to the then existing balance of the third share repurchase program, bringing the aggregate authorized repurchase amount under such program to $1.0 billion. On March 9, 2006, Clear Channel’s Board of Directors authorized a fourth share repurchase program, permitting Clear Channel to repurchase an additional $600.0 million of its common stock. Through August 8, 2006, Clear Channel had purchased cumulatively, under all four of its repurchase programs, an aggregate of 126.9 million shares for an aggregate purchase price of $4.2 billion, including commissions and fees. Clear Channel currently has $130.4 million available under its repurchase programs.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges is as follows:

Six Months Ended
June 30,		Year Ended December 31,

2006	2005	2005	2004	2003	2002	2001

2.18	2.19	2.32	2.86	3.64	2.59	*

*	For the year ended December 31, 2001, fixed charges exceeded earnings before income taxes and fixed charges by $1.1 billion.

      The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.

USE OF PROCEEDS

      Our net proceeds from this offering are estimated to be approximately $           million after deducting the offering expenses. We will use the net proceeds to repay borrowings outstanding under our $1.75 billion credit facility. As of August 7, 2006, a total of $908.9 million in borrowings was outstanding under our $1.75 billion credit facility. Such borrowings were incurred in connection with share repurchases, the redemption of other indebtedness, the acquisitions of media related properties and for general corporate purposes. The fees we pay on our $1.75 billion revolving credit facility depend on our long-term debt ratings. Based on our current ratings level of BBB-/Baa3, our fees on borrowings are a 45.0 basis point spread to LIBOR and are 17.5 basis points on the total $1.75 billion facility. Interest rates on borrowings under the facility ranged from 4.2% to 5.9% as of August 7, 2006.

DESCRIPTION OF THE NOTES

      The notes offered by this prospectus supplement are “senior debt securities” which are described in the accompanying prospectus. This description supplements the description of the general terms and provisions of the debt securities found in the accompanying prospectus.

      The notes offered by this prospectus supplement will be issued under the indenture, dated as of October 1, 1997, as supplemented by supplemental indentures from time to time (collectively, the “Indenture”), between Clear Channel and The Bank of New York Trust Company, N.A., as debt trustee, and will constitute an additional issuance of our 6.25% Senior Notes due 2011, $500,000,000 aggregate principal amount of which have been previously issued and are outstanding. The offered notes will have the same terms, including without limitation, the same maturity date, interest rate and interest payment dates as the outstanding notes, and will become part of the same series and will be designated by the same CUSIP number as the outstanding notes.

The Indenture contains:

•	provisions limiting our ability to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets;

•	limitations on mortgages on radio broadcasting, television broadcasting, outdoor advertising or live entertainment properties; and

•	limitations on sale and leaseback transactions.

      See “Description of Senior and Subordinated Debt Securities — Consolidation, Merger, Conveyance or Transfer” and “Description of Senior and Subordinated Debt Securities — Senior Debt Securities — Covenants” in the accompanying prospectus.

      Capitalized terms used and not otherwise defined below or elsewhere in this prospectus supplement or the accompanying prospectus are used with the respective meanings given thereto in the Indenture. Any reference to the “notes” contained in this prospectus supplement refers to our 6.25% notes due 2011 unless the context indicates otherwise.

General

      The notes offered by this prospectus supplement will be issued in an initial aggregate principal amount of $250,000,000, will bear interest from March 21, 2006, will mature, at par, on March 15, 2011 and will be offered and sold in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

      Interest will be payable semi-annually on March 15 and September 15 of each year, commencing September 15, 2006, to the persons in whose names the notes are registered at the close of business on March 1 or September 1, as the case may be, next preceding such interest payment date.

      The notes are not subject to the provisions of any optional or mandatory sinking fund. We may, without the consent of the holders, increase such principal amount of the notes in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby; provided, however, that no additional notes may be issued unless such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes. The notes will be our senior unsecured general obligations, and rank on a parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

      Principal of, and premium, if any, and interest on the notes will be payable and transfers of the notes will be registrable at our office or agency in the Borough of Manhattan, The City of New York, and transfers of the notes will also be registrable at any of our other offices or agencies as we may maintain for that purpose. In addition, payment of interest may be made, at our option, by check mailed to the address of the person entitled hereto as shown on the security register. No service charge will be made for any registration of transfer or exchange of notes, except for any tax or other governmental charge that may be imposed in connection therewith. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve, 30-day months.

Optional Redemption

      The notes will be redeemable as a whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes being redeemed, or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed from the redemption date to March 15, 2011 discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus, in either case, any interest accrued but not paid to the date of redemption.

      “Comparable Treasury Issue” means the United States Treasury security selected by an “Independent Investment Banker” as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

      “Comparable Treasury Price” means with respect to any redemption date for the notes,

(i) the average of four Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of those Reference Treasury Dealer Quotations, or

(ii) if the debt trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained.

      “Independent Investment Banker” means, with respect to any redemption date for the notes, Banc of America Securities LLC and its successors or, if such firm or any successor to such firm, as the case may be, is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the debt trustee after consultation with us.

      “Reference Treasury Dealer” means Banc of America Securities LLC and three other primary U.S. government securities dealers in the United States (each, a “Primary Treasury Dealer”) appointed by the debt trustee in consultation with us. If any Reference Treasury Dealer ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for that dealer.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the debt trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the debt trustee by that Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

      “Treasury Rate” means, with respect to any redemption date for the notes,

(i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or

(ii) if the release referred to in (i) (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

      The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

      Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed.

      Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

Global Securities

      The notes will be issued in the form of one or more global securities that will be deposited with, or on behalf of the depositary, The Depository Trust Company. Interests in the global securities will be issued only in denominations of $1,000 or integral multiples thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, a global security may not be transferred except as a whole to a nominee of the depositary for the global security, or by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee to a successor depositary or a nominee of the successor depositary.

Book-Entry System

      Initially, the notes will be registered in the name of Cede & Co., the nominee of the depositary. Accordingly, beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by the depositary and its participants.

      The depositary has advised us and the underwriter as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants (“Direct Participants”) deposit with the depositary. The depositary also eliminates the need for physical movement of securities certificates by facilitating the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in the Direct Participants’ accounts. Direct Participants include securities brokers and dealers, including the underwriter, banks, trust companies, clearing corporations, and certain other organizations. The depositary is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by a number of Direct Participants of the depositary and members of the national Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the depositary system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the depositary and its Direct Participants and Indirect Participants are on file with the SEC.

      The depositary advises that its established procedures provide that:

•	upon our issuance of the notes, the depositary will credit the accounts of Direct Participants and Indirect Participants designated by the underwriter with the principal amounts of the notes purchased by the underwriter, and

•	ownership of interest in the global securities will be shown on, and the transfer of the ownership will be effected only through, records maintained by the depositary, the Direct Participants and the Indirect Participants.

      The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interest in the global securities is limited to such extent.

      So long as a nominee of the depositary is the registered owner of the global securities, the nominee for all purposes will be considered the sole owner or holder of the global securities under the Indenture.

Except as provided below, owners of beneficial interests in the global securities will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Neither we, the debt trustee, any paying agent nor the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

      Principal and interest payments on the notes registered in the name of the depositary’s nominee will be made in immediately available funds to the depositary’s nominee as the registered owner of the global securities. Under the terms of the notes, we and the debt trustee will treat the persons in whose names the notes are registered as the owners of those notes for the purpose of receiving payment of principal and interest on those notes and for all other purposes whatsoever. Therefore, neither we, the debt trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the global securities. The depositary has advised us and the debt trustee that its current practice is upon receipt of any payment of principal or interest, to credit Direct Participants’ accounts on the payment date in accordance with their respective holdings of beneficial interests in the global securities as shown on the depositary’s records, unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct Participants and Indirect Participants to owners of beneficial interests in the global securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of the Direct Participants and Indirect Participants and not of the depositary, the debt trustee or us, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the depositary is our responsibility or the responsibility of the debt trustee, but disbursement of those payments to the owners of beneficial interests in the global securities shall be the responsibility of the depositary and Direct Participants and Indirect Participants.

      Notes represented by a global security will be exchangeable for notes in definitive form of like tenor as the global security in denominations of $1,000 and in any greater amount that is an integral multiple if the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days or we in our discretion at any time determine not to require all of the notes to be represented by a global security and notify the debt trustee thereof. Any notes that are exchangeable pursuant to the preceding sentence are exchangeable for notes issuable in authorized denominations and registered in such names as the depositary shall direct. Subject to the foregoing, a global security is not exchangeable, except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

      Settlement for the notes will be made by the underwriters in immediately available funds. So long as the depositary continues to make same day settlement available to us, all payments of principal and interest on the notes will be made by us in immediately available funds.

      Secondary trading in long-term notes and debentures of corporate issues is generally settled in clearing-house or next-day funds. In contrast, the depositary will facilitate same day settlement for trading in the notes until maturity, and secondary market trading activity in the notes will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Governing Law

      The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following summary describes certain material United States federal income tax consequences of the acquisition, ownership and disposition of the notes by beneficial owners of the notes. This summary is based on the Internal Revenue Code of 1986, as amended, and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The discussion applies only to beneficial owners who acquire the notes in this offering at the initial offering price and who will hold the notes as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all aspects of United States federal income taxation that may be relevant to holders of the notes in light of their particular circumstances or to holders subject to special rules (such as broker-dealers, banks or other financial institutions, insurance companies, partnerships, tax-exempt organizations, persons that have a functional currency other than the U.S. dollar, certain U.S. expatriates and persons who hold the notes as part of a hedging or conversion transaction). This summary does not address the effects of any state, local or non-U.S. tax laws. Prospective holders should consult their tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the notes.

      For purposes of the following discussion, a “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of owning and disposing of a note.

      For purposes of the following discussion, a “non-U.S. holder” means a beneficial owner of a note other than a U.S. holder.

U.S. Holders

      Payments of Interest. Interest paid with respect to the notes will generally be taxable to a U.S. holder as ordinary income at the time accrued or received, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

      Disposition of Notes. Upon the sale, exchange, redemption, retirement or other disposition of a note, a U.S. holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition (except to the extent of accrued but unpaid interest not previously included in income, which will be taxable as ordinary income) and such holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in a note is generally equal to the cost of the note to such holder, reduced by any payments of principal on the note. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if a U.S. holder has held the note for more than one year. The deductibility of capital losses against ordinary income is subject to limitations.

      Satisfaction and Discharge. If we were to obtain a discharge of the Indenture within one year of maturity or redemption date with respect to all of the notes then outstanding, as described in the accompanying prospectus under “Description of Senior and Subordinated Debt Securities — Satisfaction and Discharge of the Indentures; Defeasance,” such discharge would generally be deemed to constitute a taxable exchange of the notes outstanding for other property. In such case, a U.S. Holder would be required to recognize capital gain or loss in connection with such deemed exchange. In addition, after such deemed exchange, a U.S. Holder might also be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. U.S. Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Non-U.S. Holders

      Payments of Interest. In general, a 30% United States federal withholding tax will not apply to any payment of interest on a note to a non-U.S. holder if the interest qualifies for the so-called “portfolio interest exemption.” This will be the case provided that the holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	is not a controlled foreign corporation that is related to us through stock ownership within the meaning of section 864(d)(4) of the Code;

•	is not a bank that received the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (a) provides its name and address, and certifies, under penalties of perjury, that it is not a United States person, which certification may be made on an IRS W-8BEN or successor form, or (b) holds its notes through various foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain non-U.S. holders that are entities rather than individuals, particularly entities treated as partnerships for U.S. federal income tax purposes and certain other flow-through entities, and to non-U.S. holders acting as (or holding notes through) intermediaries.

      If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under a tax treaty or (2) IRS Form W-8ECI, or successor form, stating that interest paid on the note is not subject to withholding tax because it is effectively connected with its conduct of a trade or business in the United States.

      If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, such holder (although exempt from the 30% withholding tax) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if the holder were a U.S. holder. In addition, if the holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States. For this purpose, interest will be included in earnings and profits.

      Disposition of Notes. The 30% United States federal withholding tax will not apply to any gain that a non-U.S. holder realizes on the sale, exchange, redemption, retirement or other disposition of a note.

      Any gain realized on the disposition of a note by a non-U.S. holder generally will not be subject to U.S. federal income tax unless (i) that gain is effectively connected with the conduct of a trade or business in the United States by the holder or (ii) the holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of that disposition within the meaning of section 871(a)(2) of the Code and other conditions are met. If clause (i) applies and the non-U.S. holder is a corporation, such holder may also be subject to a branch profits tax equal to 30% (or lower applicable tax treaty rate) as described above.

Information Reporting and Backup Withholding

      U.S. Holders. In general, information reporting requirements will apply to payments of principal and interest made on the notes to, and to the proceeds of the sale of the notes within the United States by, certain non-corporate U.S. holders of notes, and backup withholding at the applicable rate (currently 28%) will apply to these payments if the U.S. holder (i) fails to provide an accurate taxpayer identification number in the manner required or (ii) is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

      Non-U.S. Holders. In general, subject to the discussion above under “Non-U.S. Holders — Payments of Interest,” a non-U.S. holder will not be subject to backup withholding but may be subject to information reporting with respect to payments that we make to the non-U.S. holder, provided that we do not have actual knowledge that the holder is a United States person and the holder has given us the statement or provided the certifications described above under “Non-U.S. Holders — Payments of Interest.”

      In addition, subject to the discussion above under “Non-U.S. Holders — Disposition of Notes,” a non-U.S. holder will not be subject to backup withholding but may be subject to information reporting with respect to the proceeds of the sale or other disposition of a note within the United States or conducted through certain U.S.-related financial intermediaries if the payor receives the statements or certifications described above and does not have actual knowledge that the holder is a United States person, as defined under the Code, or the holder otherwise establishes an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

      Investors should consult their tax advisors concerning the applicability of the above tax consequences to their particular situations, including the necessity of satisfying various certification requirements, and concerning the applicability of other taxes, such as estate taxes and state and local taxes.

UNDERWRITING

      We have entered into an underwriting agreement with Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the underwriters named below, in which we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us the principal amount of the notes set forth opposite their names below:

Principal Amount
Underwriters	of Notes

Banc of America Securities LLC	$125,000,000
Credit Suisse Securities (USA) LLC	$125,000,000

Total	$250,000,000

      The obligation of the underwriters to purchase the notes is subject to the terms and conditions set forth in the underwriting agreement. The underwriting agreement requires the underwriters to purchase all the notes offered by this prospectus supplement, if any of such notes are purchased.

      We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of these liabilities.

Commission and Discounts

      The underwriters have advised us that they propose to offer the notes from time to time for sale in one or more transactions, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, plus accrued interest from March 21, 2006 through to August 15, 2006 or, if settlement occurs after such date, such later date. The difference between the price at which the underwriters purchase the notes and the price at which the underwriters resell such notes may be deemed underwriting compensation.

      We currently estimate the expenses of this offering, to us to be $                    .

No Trading Market

      The notes are a new issue of securities with no public market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriter may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

      In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an underwriter of a greater principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. In addition, neither the underwriters nor we make any representation that the underwriters will engage in the transactions discussed above. In addition, such transactions, once commenced, may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Certain Relationships and Arrangements

      The underwriters and their affiliates may be customers of, lenders to, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business for which they have received and will receive customary compensation. The underwriters and certain of their affiliates may have from time to time performed and may in the future perform various financial advisory and investment banking services for us and our affiliates, for which they have received or may receive customary fees and expenses.

      More than 10% of the net proceeds of this offering will be used to repay indebtedness outstanding under our reducing revolving credit facility. Affiliates of the underwriters are lenders under our $1.75 billion credit facility, and are affiliated with members of the National Association of Securities Dealers, Inc. who will participate in this offering. Accordingly, this offering is being made in compliance with NASD Rule 2710(h)(2). See “Use of Proceeds.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F. Street N.E., NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You can also find more information about us at our Internet website located at http://www.clearchannel.com. Our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and any amendments to those reports are available free of charge on our Internet website as soon as reasonably practicable after we electronically file such material with the SEC. Except for such reports that may be specifically incorporated by reference in the accompanying prospectus, information contained on our website does not constitute part of such prospectus or this prospectus supplement.

EXPERTS

      The consolidated financial statements and financial statement schedule of Clear Channel Communications, Inc. appearing in Clear Channel Communications, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2005 and Clear Channel Communications, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS

      The validity of the notes offered hereby will be passed upon for Clear Channel by our special counsel, Akin Gump Strauss Hauer & Feld LLP, and for the underwriters by Cravath, Swaine & Moore LLP, New York, New York. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin Gump Strauss Hauer & Feld LLP, is a director of Clear Channel, and as of August 8, 2006, owned 74,228 shares of common stock (including presently exercisable nonqualified options to acquire 55,274 shares).

PROSPECTUS

$3,000,000,000

Clear Channel Communications, Inc.

CCCI Capital Trust I

CCCI Capital Trust II
CCCI Capital Trust III

        We will offer and sell, from time to time, in one or more offerings, the debt and equity securities described in this prospectus. The total offering price of these securities, in the aggregate, will not exceed $3.0 billion. We will provide the specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

Clear Channel Communications, Inc.

      We will offer and sell, from time to time, in one or more offerings:

•	common stock

•	senior debt securities

•	subordinated debt securities

•	junior subordinated debt securities

•	Class A and Class B preferred stock

•	warrants

•	stock purchase contracts

•	stock purchase units

•	guarantees

      The common stock is traded on the New York Stock Exchange under the symbol “CCU.” Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance.

      The stock purchase contracts will require a purchaser to buy a specific amount of common stock or preferred stock, and they will obligate Clear Channel to pay the purchasers specific fees. The stock purchase units will include these stock purchase contracts and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities issued by CCCI Capital Trusts I, II and III. The guarantees will be full, unconditional guarantees of the Clear Channel Trusts’ obligation to distribute specific amounts of cash to the holders of Clear Channel Trust preferred securities.

The Clear Channel Trusts

      The CCCI Capital Trusts I, II and III are each Delaware business trusts that will offer and sell preferred securities, from time to time, in one or more offerings. Each Clear Channel Trust will use all of the proceeds from the sale of its preferred securities to buy junior subordinated debt securities of Clear Channel. The Clear Channel Trusts will receive cash payments from the junior subordinated debt securities, and each trust will distribute these payments to the holders of its preferred and common securities. Clear Channel will own all of the common securities of the Clear Channel Trusts.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      For a discussion of the risks associated with an investment in the securities, see “General Description of Securities and Risk Factors” on page 5.

The date of this prospectus is April 29, 2004.

EXPLANATORY NOTE

      When we refer to Clear Channel in this prospectus, we are referring to Clear Channel Communications, Inc. When we refer to the Clear Channel Trusts in this prospectus, we are referring to the CCCI Capital Trusts. When the word “we,” “our” or “us” is used in this prospectus, we are referring to both Clear Channel and the Clear Channel Trusts together.

ABOUT THIS PROSPECTUS

      This prospectus is part of a shelf registration statement that we filed with the SEC. By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. The total dollar amount of the securities we sell through these offerings will not exceed $3.0 billion.

      This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      This prospectus does not contain separate financial statements for the Clear Channel Trusts. We do not believe these financial statements would be useful since each trust is a direct or indirect wholly-owned subsidiary of Clear Channel, and we file consolidated financial information under the Exchange Act. The Clear Channel Trusts will not have any independent function other than to issue common and preferred securities and to purchase junior subordinated debt securities of Clear Channel. Clear Channel will provide a full, unconditional guarantee of each trust’s obligations under their respective preferred securities.

      You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the SEC and incorporated by reference into this prospectus, is accurate only as of the date of the documents containing the information.

CLEAR CHANNEL COMMUNICATIONS, INC.

      Clear Channel is a diversified media company with three reportable business segments: radio broadcasting, outdoor advertising and live entertainment. As of December 31, 2003, Clear Channel owned 1,182 domestic radio stations and a leading national radio network. In addition, Clear Channel had equity interests in various international radio broadcasting companies. Clear Channel also owned or operated 145,895 domestic outdoor advertising display faces and 641,680 international outdoor advertising display faces. In addition, Clear Channel operates as a promoter, producer, and venue operator for live entertainment events. As of December 31, 2003, Clear Channel owned or operated 74 live entertainment venues domestically and 29 live entertainment venues internationally, which excludes 23 domestic venues and two international venues where Clear Channel either owns a non-controlling interest or has booking, promotions or consulting agreements. Clear Channel also owns or programs 39 television stations, owns a media representation firm and represents professional athletes, all of which are within the category “other.” Clear Channel’s principal executive offices are located at 200 East Basse Road, San Antonio, Texas 78209, and its telephone number is 210-822-2828.

THE CLEAR CHANNEL TRUSTS

      Each Clear Channel Trust is a statutory business trust formed under Delaware law pursuant to a separate declaration of trust executed by Clear Channel, as depositor for the Clear Channel Trust, and the trustees of the trust, and the filing of a certificate of trust with the Delaware Secretary of State. The declarations of trust will be amended and restated in their entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part and will be qualified as indentures under the Trust Indenture Act of 1939. Unless the accompanying prospectus supplement provides otherwise, each Clear Channel Trust exists for the sole purposes of

•	issuing its preferred securities,

•	investing the gross proceeds of the sale of its preferred securities in junior subordinated debt securities of Clear Channel, and

•	engaging in only those other activities necessary or incidental thereto.

      All of each Clear Channel Trusts’ common securities will be owned by Clear Channel. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, upon the occurrence and continuance of an event of default under the applicable amended and restated declaration of trust, the rights of the holders of the applicable common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the applicable preferred securities. Clear Channel will acquire common securities having an aggregate liquidation amount equal to a minimum of 1% of the total capital of each Clear Channel Trust.

      Each Clear Channel Trust will have a term of at least 20 but not more than 50 years, but may terminate earlier as provided in the applicable amended and restated declaration of trust. Each Clear Channel Trust’s business and affairs will be conducted by the trustees. Clear Channel will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Clear Channel Trust. The duties and obligations of the trustees will be governed by the amended and restated declaration of trust of each Clear Channel Trust. At least one of the trustees of each Clear Channel Trust will be a person who is an employee or officer of or who is affiliated with Clear Channel. One trustee of each Clear Channel Trust will be a financial institution that is not affiliated with Clear Channel, which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act, pursuant to the terms set forth in a prospectus supplement. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Clear Channel Trust will be a legal entity having a principal place of business in, or an individual resident of, the State of Delaware. Clear Channel will pay all fees and expenses related to each Clear Channel Trust and the offering of the preferred securities. Unless otherwise set forth in a prospectus supplement, the property trustee will be The Bank of New York, and the Delaware trustee will be The Bank of New York (Delaware). The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each Clear Channel Trust is c/o Clear Channel Communications, Inc., 200 East Basse Road, San Antonio, Texas 78209, telephone: (210) 822-2828.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

      The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for Clear Channel.

Years Ended December 31,

2003	2002	2001	2000	1999

3.62	2.62	*	2.20	2.04

*	For the year ended December 31, 2001, fixed charges exceeded earnings before income taxes and fixed charges by $1.3 billion.

      The ratio of earnings to combined fixed charges and preferred stock dividends was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. Clear Channel has no preferred stock outstanding for any period presented.

USE OF PROCEEDS

      Unless indicated otherwise in a prospectus supplement, Clear Channel expects to use the net proceeds from the sale of its securities for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Unless otherwise specified in the accompanying prospectus supplement, each Clear Channel Trust will use all proceeds received from the sale of its preferred securities to purchase junior subordinated debt securities of Clear Channel.

HOLDING COMPANY STRUCTURE

      Clear Channel is a holding company and its assets consist primarily of investments in its subsidiaries and majority-owned partnerships. Clear Channel’s rights and the rights of its creditors, including holders of debt securities or junior subordinated debt securities, to participate in the distribution of assets of any person in which Clear Channel owns an equity interest will be subject to prior claims of the person’s creditors upon the person’s liquidation or reorganization. However, Clear Channel may itself be a creditor with recognized claims against this person, but claims of Clear Channel would still be subject to the prior claims of any secured creditor of this person and of any holder of indebtedness of this person that is senior to that held by Clear Channel. Accordingly, the holder of debt securities or junior subordinated debt securities may be deemed to be effectively subordinated to those claims.

GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

      Clear Channel may offer shares of common stock or preferred stock, debt securities, junior subordinated debt securities, warrants, stock purchase contracts, stock purchase units, or any combination of them either individually or as units consisting of one or more securities under this prospectus. Each Clear Channel Trust may offer preferred securities under this prospectus.

      The securities to be offered may involve a high degree of risk. The risks will be set forth in the prospectus supplement relating to the security. In addition, additional risk factors relating to Clear Channel’s business may be set forth in a prospectus supplement or included in Clear Channel’s most recent annual report on Form 10-K or other document that is incorporated by reference into this document.

DESCRIPTION OF SENIOR AND SUBORDINATED DEBT SECURITIES

      The following description of Clear Channel’s senior and subordinated debt securities summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. We will describe the specific terms of Clear Channel’s debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its debt securities in the prospectus supplement relating to the series. In this prospectus, “debt securities” will be used to refer to senior and subordinated debt securities, but not to junior subordinated debt securities.

      Clear Channel may issue its senior debt securities from time to time, in one or more series under a senior indenture, between Clear Channel and The Bank of New York, as senior trustee, or another senior trustee named in a prospectus supplement. The form of senior indenture is filed as an exhibit to the registration statement. Clear Channel may issue its subordinated debt securities from time to time, in one or more series under a subordinated indenture, between Clear Channel and The Bank of New York, as subordinated trustee, or another subordinated trustee named in a prospectus supplement. The form of subordinated indenture is filed as an exhibit to the registration statement. Together the senior indenture and the subordinated indenture are called the indentures, and together the senior trustee and the subordinated trustee are called the debt trustees. Both indentures are governed by New York law. None of the indentures will limit the amount of debt securities that may be issued. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized by Clear Channel and may be payable in any currency or currency unit designated by it or in amounts determined by reference to an index.

General

      The senior debt securities will be unsecured and will rank equally with Clear Channel’s other unsecured and unsubordinated debt, unless Clear Channel is required to secure the senior debt securities as described below under “— Senior Debt Securities.” Clear Channel’s obligations under any subordinated debt securities will be subordinate in right of payment to all of its senior indebtedness, and will be described in an accompanying prospectus supplement. Clear Channel will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of sale.

      Clear Channel may issue its debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. We will describe the federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in the related prospectus supplement.

      You should refer to the prospectus supplement for the following terms of the debt securities offered hereby:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of the principal amount at which Clear Channel will issue the debt securities;

•	the date or dates on which the debt securities will mature;

•	the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

•	the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

•	the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

•	the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

•	if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Clear Channel’s election or the purchaser’s election, the manner in which the election may be made;

•	if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

•	the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock or indebtedness or other securities included in this document;

•	information with respect to book-entry procedures, if any;

•	a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the applicable indenture.

      If Clear Channel sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

      Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, Clear Channel may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Clear Channel or its agents.

      Unless specified otherwise in a prospectus supplement, Clear Channel will issue the debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any debt securities, but Clear Channel may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless we specify otherwise in the prospectus supplement, Clear Channel will pay interest on outstanding debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

      Clear Channel’s rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any Clear Channel subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Clear Channel’s claims as a creditor of the subsidiary may be recognized. Clear Channel’s operations are conducted through its subsidiaries and, therefore, Clear Channel is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the debt securities. The debt securities will be effectively subordinated to all indebtedness of Clear Channel’s subsidiaries.

Global Securities

      Clear Channel may issue debt securities of a series in whole or in part in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. Clear Channel may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

      The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

      Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Clear Channel if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

•	the applicable depositary or its nominee, with respect to interests of participants; and

•	the records of participants, with respect to interests of persons other than participants.

      The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

      So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will:

•	not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

•	not receive or be entitled to receive physical delivery of any debt security of that series in definitive form; and

•	not be considered the owners or holders thereof under the applicable indenture governing the debt securities.

      Payments of principal of, any premium on and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. None of Clear Channel, the applicable debt trustee for the debt securities, any Paying Agent or the Security Registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      Clear Channel expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee. Clear Channel also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” The payments will be the responsibility of those participants.

      If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Clear Channel within 90 days, Clear Channel will issue individual debt securities of that series in exchange for the global security representing that series of debt securities. In addition, Clear Channel may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities. In that event, Clear Channel will issue individual debt securities of that series in exchange for the global security or securities representing that series of debt securities. Further, if Clear Channel so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to Clear Channel, the applicable debt trustee and the depositary for such global security, receive individual debt securities of that series in exchange for the beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Clear Channel, of $1,000 and integral multiples of $1,000.

Consolidation, Merger, Conveyance or Transfer

      Each indenture prohibits Clear Channel’s consolidation with or merger into any other corporation or the transfer of Clear Channel’s properties and assets substantially as an entirety to any person, unless:

•	the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding debt securities and the performance of every covenant in the applicable indenture to be performed or observed on Clear Channel’s part;

•	immediately after giving effect to the transaction, no event of default has happened and is continuing; and

•	Clear Channel has delivered to the applicable debt trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

      In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Clear Channel as obligor on the debt securities, with the same effect as if it had been named as Clear Channel in the applicable indenture. Unless otherwise specified in a prospectus supplement, other than the restrictions on Mortgages described below, the indentures and the debt securities do not contain any covenants or other provisions designed to protect holders of debt securities in the event of a highly leveraged transaction involving Clear Channel or any Subsidiary (defined below).

Events of Default; Waiver and Notice of Default; Debt Securities in Foreign Currencies

      An event of default when used in an indenture will mean any of the following as to any series of debt securities:

•	default for 30 days in payment of any interest, or, in the case of the subordinated indenture, for a period of 90 days;

•	default in payment of principal of or any premium at maturity;

•	default in payment of any sinking or purchase fund or similar obligation;

•	default by Clear Channel in the performance of any other covenant or warranty contained in the applicable indenture for the benefit of that series which has not been remedied within a period of 90 days after notice is given; or

•	events of Clear Channel’s bankruptcy, insolvency and reorganization.

      A default under Clear Channel’s other indebtedness will not be a default under the indentures and a default under one series of debt securities will not necessarily be a default under another series.

      Each indenture provides that if an event of default described in the first three bullet points above or under the fourth bullet point above with respect to less than all series of debt securities then outstanding has occurred and is continuing with respect to any series, either the applicable debt trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding debt securities of the series and the accrued interest to be due and payable immediately. Each indenture further provides that if an event of default described in the fifth bullet point above or under the fourth bullet point above with respect to all series of debt securities then outstanding has occurred and is continuing, either the applicable debt trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the debt securities of the series then outstanding.

      Under each indenture, the applicable debt trustee must give notice to the holders of each series of debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term “default” includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

      No holder of any debt securities of any series may institute any action under either indenture unless:

•	the holder has given the debt trustee written notice of a continuing event of default with respect to that series;

•	the holders of not less than 25% in aggregate principal amount of the debt securities of the series then outstanding have requested the debt trustee to institute proceedings in respect of the event of default;

•	the holder or holders have offered the debt trustee reasonable indemnity as the debt trustee may require;

•	the debt trustee has failed to institute an action for 60 days; and

•	no inconsistent direction has been given to the debt trustee during the 60-day period by the holders of a majority in aggregate principal amount of debt securities of the series then outstanding.

      The holders of a majority in aggregate principal amount of the debt securities of any series affected and then outstanding will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable debt trustee or exercising any trust or power conferred on the debt trustee with respect to a series of debt securities. Each indenture provides that if an event of default occurs and is continuing, the debt trustee will be required to use the degree of care of a prudent person in the conduct of that person’s own affairs in exercising its rights and powers under the indenture. Each indenture further provides that the debt trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

      Clear Channel must furnish to the debt trustees within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the applicable indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Clear Channel has complied with all conditions and covenants of the indenture through the year or, if Clear Channel is in default, specifying the default.

      To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are denominated in a foreign currency, the principal amount of the debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount based on the applicable spot rate of exchange as of the date the action taken is evidenced to the debt trustee as provided in the indenture.

      To determine whether the holders of the requisite principal amount of debt securities have taken action as described above when the debt securities are original issue discount securities, the principal amount of the debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time the action is taken upon a declaration of acceleration of maturity.

Modification of the Indentures

      The indentures provide that Clear Channel and the applicable debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

•	adding to Clear Channel’s covenants;

•	adding additional events of default;

•	establishing the form or terms of any series of debt securities; or

•	curing ambiguities or inconsistencies in the indenture or making other provisions.

      However, no supplemental indenture for the purposes identified above may be entered into if to do so would adversely affect the interest of the holders of any series of debt securities.

      With specific exceptions, the applicable indenture or the rights of the holders of the debt securities may be modified by Clear Channel and the applicable debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holder of each outstanding debt security affected which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

•	reduce the principal amount of or the interest or any premium on any debt security;

•	change the method of computing the amount of principal of or interest on any date;

•	change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

•	reduce the percentage in principal amount of the outstanding debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with provisions of the applicable indenture or specific defaults and their consequences provided for in the indenture; or

•	modify any of the provisions of specific sections of the applicable indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

Satisfaction and Discharge of the Indentures; Defeasance

      The indentures will generally cease to be of any further effect with respect to a series of debt securities if Clear Channel delivers all debt securities of that series, with limited exceptions, for cancellation to the applicable debt trustee or all debt securities of that series not previously delivered for cancellation to the applicable debt trustee have become due and payable or will become due and payable or called for redemption within one year, and Clear Channel has deposited with the applicable debt trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the debt securities, no default with respect to the debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the applicable indenture or any other agreement or instrument to which Clear Channel is a party.

      Clear Channel has a “legal defeasance option” under which it may terminate, with respect to the debt securities of a particular series, all of its obligations under the debt securities and the applicable indenture. In addition, Clear Channel has a “covenant defeasance option” under which it may terminate, with respect to the debt securities of a particular series, Clear Channel’s obligations with respect to the debt securities under specified covenants contained in the applicable indenture. If Clear Channel exercises its legal defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of debt securities, payment of the debt securities may not be accelerated because of an event of default related to the specified covenants.

      Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the debt securities of a series only if:

•	Clear Channel deposits in trust with the applicable debt trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the debt securities to maturity or redemption;

•	Clear Channel delivers to the applicable debt trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption;

•	91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under “— Events of Default; Waiver and Notice Of Default; Debt Securities in Foreign Currencies” above with respect to Clear Channel occurs that is continuing at the end of the period;

•	no default has occurred and is continuing on the date of the deposit;

•	the deposit does not constitute a default under any other agreement binding on Clear Channel;

•	Clear Channel delivers to the applicable debt trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

•	Clear Channel has delivered to the applicable debt trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

•	Clear Channel delivers to the applicable debt trustee an officers’ certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the debt securities of that series have been complied with.

      The applicable debt trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the debt securities of the defeased series.

Concerning the Debt Trustees

      Clear Channel will identify the debt trustee for the senior debt securities and the debt trustee for the subordinated debt securities in the relevant prospectus supplement. In specific instances, Clear Channel or a bona fide holder of debt securities for at least six months or, at any time, the holders of a majority of the then outstanding principal amount of a series of debt securities issued under an indenture may remove the debt trustee with respect to a series of debt securities (or, in the event of bankruptcy or insolvency of the debt trustee, with respect to all debt securities) and Clear Channel may appoint a successor debt trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to debt securities issued by Clear Channel or its affiliated companies and may engage in commercial transactions with Clear Channel and its affiliated companies. The initial debt trustee under each indenture is The Bank of New York, who currently serves as Clear Channel’s transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facilities.

Senior Debt Securities

      In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Clear Channel’s senior debt securities summarizes the general terms and provisions of its senior debt securities to which any prospectus supplement may relate. Clear Channel will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

Ranking of Senior Debt Securities

      Unless we specify otherwise in a prospectus supplement for a particular series of debt securities, all series of senior debt securities will be Clear Channel’s senior indebtedness and will be direct, unsecured obligations of Clear Channel ranking equally with all of Clear Channel’s other unsecured and unsubordinated indebtedness. Because Clear Channel is a holding company, the debt securities will be effectively subordinated to all existing and future liabilities, including indebtedness, of Clear Channel’s subsidiaries. See “Holding Company Structure.”

Covenants

      The senior indenture contains the covenants summarized below, which will be applicable, unless waived or amended, so long as any of the senior debt securities are outstanding, unless stated otherwise in the prospectus supplement.

      Limitation on Mortgages. Clear Channel will not, nor will it permit any Restricted Subsidiary to create, assume or incur:

•	any Mortgage on any stock or indebtedness of any Restricted Subsidiary to secure any Debt of Clear Channel or any other person, other than the senior debt securities; or

•	any Mortgage on any Principal Property to secure any Debt of Clear Channel or any other person, other than the senior debt securities,

without making provision for all the outstanding senior debt securities to be secured equally with the Debt.

      Any Mortgage on stock or indebtedness of a corporation existing at the time a corporation becomes a Subsidiary or at the time stock or indebtedness of a Subsidiary is acquired, and, with specific exceptions, any extension, renewal or replacement of any Mortgage, will generally be excluded from this restriction.

      The following permitted mortgages will be excluded from the restriction referred to in the preceding paragraph:

•	any Mortgage on property owned or leased by a corporation existing at the time the corporation becomes a Restricted Subsidiary;

•	any Mortgage on property existing at the time of its acquisition or to secure payment of any part of the purchase price thereof or any Debt incurred to finance the purchase thereof;

•	any Mortgage on property to secure any part of the cost of development, construction, alteration, repair or improvement of the property, or Debt incurred to finance the cost;

•	any Mortgage securing Debt of a Restricted Subsidiary owing to Clear Channel or to another Restricted Subsidiary;

•	any Mortgage existing on the date of the senior indenture;

•	any Mortgage on Clear Channel’s property or property of a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or part of the purchase price or the cost of construction or improvement of the property subject to the Mortgage;

•	any Mortgage on any property subsequently acquired by Clear Channel or any Restricted Subsidiary, concurrently with the acquisition or within 120 days, to secure or provide for the payment of any part of the purchase price of the property, or any Mortgage assumed by Clear Channel or any Restricted Subsidiary on any property subsequently acquired by Clear Channel or any Restricted Subsidiary which was existing at the time of the acquisition, provided that the amount of any Indebtedness secured by any Mortgage created or assumed does not exceed the cost to Clear Channel or any Restricted Subsidiary of the property covered by the Mortgage; and

•	any extension, renewal or replacement of any Mortgage referred to in the previous seven bullet points, provided that the principal amount of Debt secured thereby may not exceed the principal amount of Debt so secured at the time of the extension, renewal or replacement, and provided that the Mortgage must be limited to all or part of the property which secured the Mortgage so extended, renewed or replaced.

      Notwithstanding the above, Clear Channel may, and may permit any Restricted Subsidiary to, create, assume or incur any Mortgage on any Principal Property without equally securing the senior debt securities if the aggregate amount of all Debt then outstanding secured by the Mortgage and all similar Mortgages does not exceed 15% of Clear Channel’s total consolidated shareholders’ equity, including preferred stock, as shown on the audited consolidated balance sheet contained in its latest annual report to shareholders. However, Debt secured by Permitted Mortgages will not be included in the amount of the secured Debt.

      Sale and Leaseback Transactions. Clear Channel will not, nor will it permit any Restricted Subsidiary to, enter into any sale-leaseback transaction providing for the leasing by Clear Channel or a Restricted Subsidiary of any Principal Property, except for temporary leases for a term of not more than three years, which has been or is to be sold or transferred by Clear Channel or the Restricted Subsidiary to a person, unless:

•	the sale-leaseback transaction occurs within the later of 120 days from the date of acquisition of the Principal Property or the date of the completion of construction or commencement of full operations on the Principal Property; or

•	within 120 days after the sale-leaseback transaction, Clear Channel applies or causes to be applied to the retirement of its Funded Debt or the Funded Debt of any Subsidiary, other than its Funded Debt which is subordinate in right of payment to the senior debt securities, an amount not less than the net proceeds of the sale of the Principal Property.

      Notwithstanding the above provisions, Clear Channel may, and may permit any Restricted Subsidiary to, effect any sale-leaseback transaction involving any Principal Property, provided that the net sale proceeds from the sale-leaseback transaction, together with all Debt secured by Mortgages other than Permitted Mortgages, does not exceed 15% of Clear Channel’s total consolidated shareholders’ equity as shown on the audited consolidated balance sheet contained in Clear Channel’s latest annual report to shareholders.

Definitions

      For the purposes of the description of the senior debt securities:

      “Debt” means indebtedness for money borrowed.

      “Funded Debt” of any person means all indebtedness for borrowed money created, incurred, assumed or guaranteed in any manner by the person, and all indebtedness incurred or assumed by the person in connection with the acquisition of any business, property or asset, which in each case matures more than one year after, or which is renewable or extendible or payable out of the proceeds of similar indebtedness incurred pursuant to the terms of any revolving credit agreement or any similar agreement at the option of the person for a period ending more than one year after the date as of which Funded Debt is being determined. However, Funded Debt does not include:

•	any indebtedness for the payment, redemption or satisfaction of which money, or evidences of indebtedness, if permitted under the instrument creating or evidencing the indebtedness, in the necessary amount has been irrevocably deposited in trust with a trustee or proper depository either on or before the maturity or redemption date thereof;

•	any indebtedness of the person to any of its Subsidiaries or of any Subsidiary to the person or any other Subsidiary; or

•	any indebtedness incurred in connection with the financing of operating, construction or acquisition projects, provided that the recourse for the indebtedness is limited to the assets of the projects.

      “Mortgage” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

      “Principal Property” means any radio broadcasting, television broadcasting or outdoor advertising property located in the United States owned or leased by Clear Channel or any of its subsidiaries, unless, in the opinion of Clear Channel’s Board of Directors, any of the properties are not in the aggregate of material importance to the total business conducted by Clear Channel and its Subsidiaries as an entirety.

      “Restricted Subsidiary” means each Subsidiary as of the date of the indenture and each Subsidiary created or acquired after the date of the indenture, unless expressly excluded by resolution of Clear Channel’s Board of Directors before, or within 120 days following, the creation or acquisition.

      “Subsidiary” means, when used with respect to Clear Channel, any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by Clear Channel or by one or more other Subsidiaries, or both.

Subordinated Debt Securities

      In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Clear Channel’s subordinated debt securities summarizes the general terms and provisions of its subordinated debt securities to which any prospectus supplement may relate. We will describe the specific terms of Clear Channel’s subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of subordinated debt securities in the prospectus supplement relating to that series.

Ranking of Subordinated Debt Securities

      The subordinated debt securities will be subordinated in right of payment to Clear Channel’s other indebtedness to the extent set forth in the applicable prospectus supplement.

      The payment of the principal of, premium, if any, and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Clear Channel’s senior indebtedness and equally with its trade creditors. Clear Channel may not make payment of principal of, premium, if any, or interest on the subordinated debt securities and may not acquire or make payment on account of any sinking fund for, the subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the subordinated debt securities may be made. Clear Channel will give prompt written notice to the subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The subordinated indenture provisions described in this paragraph, however, do not prevent Clear Channel from making a sinking fund payment with subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with Clear Channel’s dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Clear Channel’s insolvency, holders of the subordinated debt securities may recover ratably less than Clear Channel’s senior creditors.

      For purposes of the description of the subordinated debt securities, the term “senior indebtedness” means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the subordinated indenture or incurred or created after the execution:

•	Clear Channel’s indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, other than the subordinated debt securities or junior subordinated debt securities, notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by Clear Channel;

•	obligations with respect to letters of credit;

•	Clear Channel’s indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

      The following description of Clear Channel’s junior subordinated debt securities summarizes the general terms and provisions of its junior subordinated debt securities to which any prospectus supplement may relate. Clear Channel will describe the specific terms of the junior subordinated debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its junior subordinated debt securities in the prospectus supplement relating to that series.

      Clear Channel may issue its junior subordinated debt securities from time to time, in one or more series under a junior subordinated indenture, between Clear Channel and The Bank of New York, as junior subordinated trustee, or another junior subordinated trustee named in a prospectus supplement. The junior subordinated indenture is governed by New York law. The form of junior subordinated indenture is filed as an exhibit to the registration statement.

General

      The junior subordinated debt securities will be unsecured, junior subordinated obligations of Clear Channel. The junior subordinated indenture does not limit the amount of additional indebtedness Clear Channel or any of its subsidiaries may incur. Since Clear Channel is a holding company, Clear Channel’s rights and the rights of its creditors, including the holders of junior subordinated debt securities, to participate in the assets of any subsidiary upon the latter’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that Clear Channel may itself be a creditor with recognized claims against the subsidiary.

      The junior subordinated indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that junior subordinated debt securities may be issued thereunder from time to time in one or more series. The junior subordinated debt securities are issuable in one or more series pursuant to a board resolution or an indenture supplemental to the junior subordinated indenture. Clear Channel will issue junior subordinated debt securities from time to time and offer its junior subordinated debt securities on terms determined by market conditions at the time of sale.

      In the event junior subordinated debt securities are issued to a Clear Channel Trust or a trustee of a Clear Channel Trust in connection with the issuance of preferred securities by that Clear Channel Trust, the junior subordinated debt securities subsequently may be distributed pro rata to the holders of the preferred securities in connection with the dissolution of the Clear Channel Trust upon the occurrence of the events described in the applicable prospectus supplement. Only one series of junior subordinated debt securities will be issued to a Clear Channel Trust or a trustee of a Clear Channel Trust in connection with the issuance of preferred securities by that Clear Channel Trust.

      You should refer to the applicable prospectus supplement for the following terms of the junior subordinated debt securities offered hereby:

•	the designation, aggregate principal amount and authorized denominations of the junior subordinated debt securities;

•	any limit on the aggregate principal amount of the junior subordinated debt securities;

•	the date or dates on which the junior subordinated debt securities will mature;

•	the annual interest rate or rates of the junior subordinated debt securities, or the method of determining the rate or rates;

•	the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

•	the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds or repayment options;

•	the currency, currencies or currency units for which the junior subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal, any premium and any interest may be payable;

•	if the currency, currencies or currency units for which the junior subordinated debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Clear Channel’s election or the purchaser’s election, the manner in which the election may be made;

•	if the amount of payments on the junior subordinated debt securities is determined by an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which the amounts may be determined;

•	the extent to which any of the junior subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global security will be paid;

•	the terms and conditions upon which the junior subordinated debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities included in this document;

•	if the junior subordinated debt securities are to be deposited as trust assets in a Clear Channel Trust, the name of the applicable trust;

•	if the junior subordinated debt securities are to have an interest deferral feature, the terms relating to this feature;

•	information with respect to book-entry procedures, if any;

•	a discussion of the federal income tax, accounting and other special considerations, procedures and limitations with respect to the junior subordinated debt securities; and

•	any other specific terms of the junior subordinated debt securities not inconsistent with the junior subordinated indenture.

      If Clear Channel sells any of the junior subordinated debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of junior subordinated debt securities will be payable in one or more foreign currencies or foreign currency units, we will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of junior subordinated debt securities and the currencies or currency units in the applicable prospectus supplement.

      Unless specified otherwise in the prospectus supplement, the principal of, premium on and interest on the junior subordinated debt securities will be payable, and the junior subordinated debt securities will be transferable, at the corporate trust office of the junior subordinated indenture trustee in New York, New York. However, Clear Channel may make payment of interest at its option by check mailed on or before the payment date to the address of the person entitled to the interest payment as it appears on the registry books of Clear Channel or its agents.

      Unless specified otherwise in the prospectus supplement, Clear Channel will issue the junior subordinated debt securities only in fully registered form and in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any transfer or exchange of any junior subordinated debt securities, but Clear Channel may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange. Unless specified otherwise in the prospectus supplement, Clear Channel will pay interest on outstanding junior subordinated debt securities to holders of record on the date 15 days immediately prior to the date the interest is to be paid.

Global Securities

      Clear Channel may issue junior subordinated debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with or on behalf of a depositary identified in the prospectus supplement relating to that series. Clear Channel may issue global securities only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual junior subordinated debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee.

      The specific terms of the depositary arrangement relating to a series of junior subordinated debt securities will be described in the prospectus supplement relating to that series.

Consolidation, Merger, Conveyance or Transfer

      The junior subordinated indenture prohibits Clear Channel’s consolidation with or merger into any other corporation or the transfer of its properties and assets substantially as an entirety to any person, unless:

•	the successor corporation is organized and existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture the punctual payment of the principal of, premium on and interest on, all the outstanding junior subordinated debt securities and the performance of every covenant in the junior subordinated indenture to be performed or observed on Clear Channel’s part;

•	immediately after giving effect to the transaction, no event of default has happened and is continuing; and

•	Clear Channel has delivered to the junior subordinated indenture trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture comply with the foregoing provisions relating to the transaction.

      In case of any consolidation, merger, conveyance or transfer, the successor corporation will succeed to and be substituted for Clear Channel as obligor on the junior subordinated debt securities, with the same effect as if it had been named as Clear Channel in the junior subordinated indenture. The junior subordinated indenture and the junior subordinated debt securities do not contain any covenants or other provisions designed to protect holders of junior subordinated debt securities in the event of a highly leveraged transaction involving Clear Channel or any subsidiary.

Events of Default; Waiver and Notice of Default; Junior Subordinated Debt Securities in Foreign Currencies

      An event of default when used in a junior subordinated indenture will mean any of the following as to any series of junior subordinated debt securities:

•	default for 90 days in payment of any interest on the junior subordinated debt securities;

•	default in payment of principal or any premium at maturity;

•	default in payment of any sinking or purchase fund or similar obligation;

•	default by Clear Channel in the performance of any other covenant or warranty contained in the junior subordinated indenture for the benefit of that series which has not been remedied for a period of 90 days after notice is given; or

•	events of Clear Channel’s bankruptcy, insolvency and reorganization.

      A default under Clear Channel’s other indebtedness will not be a default under the junior subordinated indenture and a default under one series of junior subordinated debt securities will not necessarily be a default under another series.

      The junior subordinated indenture provides that if an event of default described in the first three bullet points above or under the fourth bullet point above with respect to less than all series of junior subordinated debt securities then outstanding has occurred and is continuing with respect to any series, either the junior subordinated indenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of the series then outstanding, each series acting as a separate class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all outstanding junior subordinated debt securities of that series and the accrued interest to be due and payable immediately. The junior subordinated indenture further provides that if an event of default described in the fifth bullet point above or under the fourth bullet point above with respect to all series of junior subordinated debt securities then outstanding has occurred and is continuing, either the junior subordinated debt trustee or the holders of at least 25% in aggregate principal amount of all junior subordinated debt securities then outstanding, treated as one class, may declare the principal or, in the case of original issue discount securities, the portion specified in the terms thereof, of all junior subordinated debt securities then outstanding and the accrued interest to be due and payable immediately. However, upon certain conditions the declarations may be annulled and past defaults, except for defaults in the payment of principal of, premium on, or interest on, the junior subordinated debt securities and in compliance with certain covenants, may be waived by the holders of a majority in aggregate principal amount of the junior subordinated debt securities of that series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange.

      When used with respect to the junior subordinated debt securities which are held as trust assets of a Clear Channel Trust pursuant to the declaration of trust of the Clear Channel Trust, the term security exchange means the distribution of the junior subordinated debt securities held by the Clear Channel Trust in exchange for the preferred securities and the common securities of the Clear Channel Trust in dissolution of the Clear Channel Trust pursuant to the declaration of trust of the Clear Channel Trust.

      Under the junior subordinated indenture, the junior subordinated indenture trustee must give notice to the holders of each series of junior subordinated debt securities of all uncured defaults known to it with respect to that series within 90 days after a default occurs. The term “default” includes the events specified above without notice or grace periods. However, in the case of any default of the type described in the fourth bullet point above, no notice may be given until at least 90 days after the occurrence of the event. The junior subordinated debt trustee will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interests of the holders of the junior subordinated debt securities, except in the case of default in the payment of principal of, premium on, or interest on, any of the junior subordinated debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations.

      No holder of any junior subordinated debt securities of any series may institute any action under either indenture unless:

•	the holder has given the junior subordinated indenture trustee written notice of a continuing event of default with respect to that series;

•	the holders of not less than 25% in aggregate principal amount of the junior subordinated debt securities of that series then outstanding have requested the junior subordinated indenture trustee to institute proceedings in respect of the event of default;

•	the holder or holders have offered the junior subordinated indenture trustee reasonable indemnity as the trustee may require;

•	the junior subordinated indenture trustee has failed to institute an action for 60 days after the notice, request and indemnity have been made as described above; and

•	no inconsistent direction has been given to the junior subordinated indenture trustee during the 60-day period by the holders of a majority in aggregate principal amount of junior subordinated debt securities of the series then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange.

      The holders of a majority in aggregate principal amount of the junior subordinated debt securities of any series affected and then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, will have the right, subject to limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated indenture trustee or exercising any trust or power conferred on the junior subordinated indenture trustee with respect to the series of junior subordinated debt securities. The junior subordinated indenture provides that if an event of default occurs and is continuing, the junior subordinated indenture trustee will be required to use the degree of care of a prudent person in the conduct of the person’s own affairs in exercising its rights and powers under the indenture. The junior subordinated indenture further provides that the junior subordinated indenture trustee will not be required to expend or risk its own funds in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of the funds or adequate indemnity against the risk or liability is reasonably assured to it.

      Clear Channel must furnish to the junior subordinated indenture trustee within 120 days after the end of each fiscal year a statement signed by one of its officers to the effect that a review of its activities during the year and of its performance under the junior subordinated indenture and the terms of the junior subordinated debt securities has been made, and, to the best of the knowledge of the signatories based on the review, Clear Channel has complied with all conditions and covenants of the indenture through the year or, if Clear Channel is in default, specifying the default.

      If any junior subordinated debt securities are denominated in a currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action as described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be that amount of United States dollars that could be obtained for the principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which the junior subordinated debt securities are denominated as of the date the taking of the action by the holders of the requisite principal amount is evidenced to the junior subordinated indenture trustee as provided in the junior subordinated indenture.

      If any junior subordinated debt securities are original issue discount securities, then for the purposes of determining whether the holders of the requisite principal amount of junior subordinated debt securities have taken any action described in this prospectus, the principal amount of the junior subordinated debt securities will be deemed to be the portion of the principal amount that would be due and payable at the time of the taking of the action upon a declaration of acceleration of maturity thereof.

Modification of the Junior Subordinated Indenture

      The junior subordinated indenture provides that Clear Channel and the junior subordinated indenture trustee may, without the consent of any holders of junior subordinated debt securities, enter into supplemental indentures for the purposes, among other things, of adding to Clear Channel’s covenants, adding additional events of default, establishing the form or terms of any series of junior subordinated debt securities or curing ambiguities or inconsistencies in the indenture or making other provisions. However, no supplemental indenture for the purposes identified above may be entered into if to do so would adversely affect the interest of the holders of any series of junior subordinated debt securities.

      With specific exceptions, the junior subordinated indenture or the rights of the holders of the junior subordinated debt securities may be modified by Clear Channel and the junior subordinated indenture trustee with the consent of the holders of a majority in aggregate principal amount of the junior subordinated debt securities of each series affected by the modification then outstanding, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, but no modification may be made without the consent of the holder of each outstanding junior subordinated debt security affected, subject to the consent of the holders of the preferred securities and the common securities of any Clear Channel Trust as required by its declaration of trust in the event that the junior subordinated debt securities are held as assets of the Clear Channel Trust prior to a security exchange, which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any junior subordinated debt security;

•	reduce the principal amount of or the interest or any premium on any junior subordinated debt security;

•	change the method of computing the amount of principal of or interest on any date;

•	change any place of payment where, or the currency in which, any junior subordinated debt security or any premium or interest is payable;

•	impair the right to sue for the enforcement of any payment on or after the maturity thereof or, in the case of redemption or repayment, on or after the redemption date or the repayment date;

•	reduce the percentage in principal amount of the outstanding junior subordinated debt securities of any series where the consent of the holders is required for any modification, or the consent of the holders is required for any waiver of compliance with the provisions of the junior subordinated indenture or specific defaults and their consequences provided for in the indenture; or

•	modify any of the provisions of specific sections of the junior subordinated indenture, including the provisions summarized in this section, except to increase any percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

Satisfaction and Discharge of the Junior Subordinated Indenture; Defeasance

      The junior subordinated indenture will generally cease to be of any further effect with respect to a series of junior subordinated debt securities if Clear Channel delivers all junior subordinated debt securities of that series, with limited exceptions, for cancellation to the junior subordinated indenture trustee or all junior subordinated debt securities of that series not previously delivered for cancellation to the junior subordinated indenture trustee have become due and payable or will become due and payable or called for redemption within one year, and Clear Channel has deposited with the junior subordinated indenture trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all the junior subordinated debt securities, no default with respect to the junior subordinated debt securities has occurred and is continuing on the date of the deposit, and the deposit does not result in a breach or violation of, or default under, the junior subordinated indenture or any other agreement or instrument to which Clear Channel is a party.

      Clear Channel has a “legal defeasance option” under which it may terminate, with respect to the junior subordinated debt securities of a particular series, all of its obligations under the junior subordinated debt securities and the junior subordinated indenture. In addition, Clear Channel has a “covenant defeasance option” under which it may terminate, with respect to the junior subordinated debt securities of a particular series, its obligations with respect to the junior subordinated debt securities under specified covenants contained in the junior subordinated indenture. If Clear Channel exercises its legal defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default. If Clear Channel exercises its covenant defeasance option with respect to a series of junior subordinated debt securities, payment of the junior subordinated debt securities may not be accelerated because of an event of default related to the specified covenants.

      Clear Channel may exercise its legal defeasance option or its covenant defeasance option with respect to the junior subordinated debt securities of a series only if:

•	Clear Channel deposits in trust with the junior subordinated indenture trustee cash or debt obligations of the United States of America or its agencies or instrumentalities for the payment of principal, premium and interest with respect to the junior subordinated debt securities to maturity or redemption;

•	Clear Channel delivers to the junior subordinated indenture trustee a certificate from a nationally recognized firm of independent public accountants expressing their opinion that the payments of principal and interest when due will provide cash sufficient to pay the principal, premium, and interest when due with respect to all the junior subordinated debt securities of that series to maturity or redemption;

•	91 days pass after the deposit is made and during the 91-day period no default described in the fifth bullet point under “— Events of Default; Waiver and Notice of Default; Junior Subordinated Debt Securities in Foreign Currencies” above with respect to Clear Channel occurs that is continuing at the end of the period;

•	no default has occurred and is continuing on the date of the deposit;

•	the deposit does not constitute a default under any other agreement binding on Clear Channel;

•	Clear Channel delivers to the junior subordinated indenture trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940;

•	Clear Channel has delivered to the junior subordinated indenture trustee an opinion of counsel addressing specific federal income tax matters relating to the defeasance; and

•	Clear Channel delivers to the junior subordinated indenture trustee an officers’ certificate and an opinion of counsel stating that all conditions to the defeasance and discharge of the junior subordinated debt securities of that series have been complied with.

      The junior subordinated indenture trustee will hold in trust cash or debt obligations of the United States of America or its agencies or instrumentalities deposited with it as described above and will apply the deposited cash and the proceeds from deposited debt obligations of the United States of America or its agencies or instrumentalities to the payment of principal, premium, and interest with respect to the junior subordinated debt securities of the defeased series.

Concerning the Junior Subordinated Indenture Trustee

      The junior subordinated indenture trustee for the junior subordinated debt securities will be identified in the relevant prospectus supplement. In specific instances, Clear Channel or a bona fide holder of junior subordinated debt securities for at least six months or, at any time, the holders of a majority of the then outstanding principal amount of a series of junior subordinated debt securities issued under the junior subordinated indenture may remove the junior subordinated indenture trustee with respect to a series of junior subordinated debt securities (or, in the event of bankruptcy or insolvency of the junior subordinated indenture trustee, with respect to all junior subordinated debt securities) and Clear Channel may appoint a successor junior subordinated indenture trustee. The junior subordinated indenture trustee may become the owner or pledgee of any of the junior subordinated debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the junior subordinated indenture trustee. The junior subordinated indenture trustee and any successor trustee must be a corporation organized and doing business as a commercial bank or trust company under the laws of the United States or of any state thereof, authorized under those laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the junior subordinated indenture trustee may also serve as trustee under other indentures relating to debt securities or junior subordinated debt securities issued by Clear Channel or its affiliated companies and may engage in commercial transactions with Clear Channel and its affiliated companies. The initial junior subordinated indenture trustee under the junior subordinated indenture is The Bank of New York, who currently serves as Clear Channel’s transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facilities.

Certain Covenants of Clear Channel Applicable to the Junior Subordinated Debt Securities

      If junior subordinated debt securities are issued to a Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel covenants in the junior subordinated indenture that, so long as the preferred securities of the Clear Channel Trust remain outstanding, Clear Channel will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payments with respect thereto if at the time:

•	Clear Channel will be in default with respect to its guarantee payments or other payment obligations under the related guarantee;

•	an event of default with respect to the junior subordinated debt securities has occurred; or

•	Clear Channel has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

However, the foregoing restrictions will not apply to:

•	dividends, redemptions, purchases, acquisitions, distributions or payments made by Clear Channel by way of issuance of shares of its capital stock;

•	any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of Clear Channel’s capital stock under a shareholder rights plan or the redemption or repurchase of any right distributed pursuant to a shareholder rights plan;

•	payments of accrued dividends by Clear Channel upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

•	cash payments made by Clear Channel in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

•	payments under the guarantees; or

•	purchases of common stock related to the issuance of common stock or rights under any of Clear Channel’s benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

      In addition, if junior subordinated debt securities are issued to a Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, for so long as the preferred securities of the Clear Channel Trust remain outstanding, Clear Channel has agreed:

•	to remain the sole direct or indirect owner of all the outstanding common securities issued by the Clear Channel Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the Clear Channel Trust; provided that any of Clear Channel’s permitted successors under the junior subordinated indenture may succeed to Clear Channel’s ownership of the common securities; and

•	to use reasonable efforts to cause the Clear Channel Trust to continue to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

Subordination

      The junior subordinated debt securities will be subordinated and junior in right of payment to Clear Channel’s other indebtedness to the extent set forth in the applicable prospectus supplement.

      The payment of the principal of, premium, if any, and interest on the junior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Clear Channel’s senior indebtedness and will rank equally with its trade creditors. No payment on account of principal of, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of any sinking fund for, the junior subordinated debt securities may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof, by lapse of time, acceleration or otherwise, has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the junior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity thereof, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment on account of principal, premium, if any, or interest on the junior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the junior subordinated debt securities may be made. Clear Channel will give prompt written notice to the junior subordinated indenture trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The junior subordinated indenture provisions described in this paragraph, however, do not prevent Clear Channel from making a sinking fund payment with junior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of Clear Channel’s assets in connection with its dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the junior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Clear Channel’s insolvency, holders of the junior subordinated debt securities may recover ratably less than Clear Channel’s senior creditors.

      For purposes of the description of the junior subordinated debt securities, the term senior indebtedness means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the junior subordinated indenture or incurred or created after the execution:

•	Clear Channel’s indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, notes, bankers’ acceptances or other corporate debt securities or similar instruments issued by Clear Channel other than the junior subordinated debt securities;

•	obligations with respect to letters of credit;

•	Clear Channel’s indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

•	renewals, extensions or refundings of any of the indebtedness referred to in the preceding three bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the junior subordinated debt securities.

DESCRIPTION OF PREFERRED STOCK

      Clear Channel’s board of directors may issue up to 2,000,000 shares of Class A preferred stock and up to 8,000,000 shares of Class B preferred stock. Either class of preferred stock may be issued in one or more series, and the rights, preferences, privileges and qualifications of the preferred stock may be fixed by the board of directors without any further vote or action by the shareholders. However, shares of Class B preferred stock will not be entitled to more than one vote per share when the shares are voted as a class with common shareholders. In addition, the board of directors and management of Clear Channel have undertaken not to issue, without prior shareholder approval, Class B preferred stock:

•	for any defensive or anti-takeover purpose;

•	to implement any shareholders’ rights plan; or

•	with features intended to make any attempted acquisition of Clear Channel more difficult or costly.

      However, the restrictions do not apply to the 2,000,000 shares of Class A preferred stock which are currently authorized.

      The issuance of either class of preferred stock could decrease the amount of earnings and assets available for distribution to common shareholders. In addition, the issuance of either class of preferred stock could adversely affect the rights and powers, including voting rights, of common shareholders and may have the effect of delaying, deferring or preventing a change in control of Clear Channel. No shares of either class of preferred stock have ever been issued. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

      Clear Channel’s board of directors has the authority to issue up to 1,500,000,000 shares of common stock. As of April 20, 2004, 616,935,540 shares of common stock were outstanding. Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. In addition, common shareholders may receive dividends, if any, on a pro rata basis that may be declared from time to time by the board of directors from legally available funds. However, the payment of any dividends on shares of common stock would be subject to the payment of any preferential dividends on any preferred stock that may be outstanding. Upon liquidation, dissolution or winding up of Clear Channel, common shareholders are entitled to share ratably in any assets available for distribution to shareholders after payment of all Clear Channel’s obligations and all preferential distributions payable of the holders of any shares of preferred stock then outstanding.

      Common shareholders do not have cumulative voting rights or preemptive or other rights to acquire or subscribe to additional, unissued or treasury shares. The shares of common stock currently outstanding are, and the shares of common stock offered hereby will be, upon issuance thereof, validly issued, fully paid and nonassessable.

Repurchase Agreement

      In May 1977, Clear Channel and several of its shareholders at the time, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of common stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns desire to dispose of their shares, other than by disposition by will or intestacy or through gifts to the party’s spouse or children, the shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other parties to the Buy-Sell Agreement. If all of the offered shares are not purchased by Clear Channel or the other parties to the Buy-Sell Agreement, the party offering his shares may sell them to a third party during the following 90-day period at a price and on terms not more favorable than those offered to Clear Channel and the other parties. In addition, L. Lowry Mays, B.J. McCombs or their heirs, legal representatives, successors and assigns may not individually or in concert with others sell any shares so as to deliver voting control to a third party without providing in any sale that all parties to the Buy-Sell Agreement will be offered the same price and terms for their shares. All shares of Clear Channel common stock owned by Mr. McCombs have been released from the terms of the Buy-Sell Agreement. The Buy-Sell Agreement will continue in effect following any offering under this prospectus and may preserve the control of the present principal shareholders.

Shareholders Agreements

      On March 10, 2004, Mr. L. Lowry Mays, Thomas O. Hicks and eleven entities affiliated with Mr. Hicks (referred to as the Hicks shareholders) terminated a shareholders agreement dated October 2, 1999. Concurrently with the termination of the old shareholders agreement, Mr. Mays and the Hicks shareholders each entered into a separate Shareholders Agreement with Clear Channel on terms and conditions substantially identical to the old shareholders agreement. Each new Shareholders Agreement imposes standstill and transfer restrictions on the shareholders regarding their acquisition of Clear Channel voting securities and their right to initiate and participate in business combination transactions, tender and exchange offers, and proxy or consent solicitations. Generally, the applicability of a standstill or transfer restriction can be waived with respect to the shareholders if a majority of the independent Clear Channel directors approves the proposed action. In addition, the Shareholders Agreement with the Hicks shareholders obligates those shareholders to take various actions regarding regulatory approvals.

      In general, pursuant to the standstill restrictions, the Hicks shareholders and their affiliates on the one hand and Mr. Mays on the other hand agreed not to, directly or indirectly:

•	beneficially own, in the aggregate, an amount of Clear Channel voting securities exceeding 20% of the total Clear Channel voting securities outstanding at any time;

•	acquire or attempt to acquire assets of Clear Channel or its subsidiaries;

•	carry out or participate in a solicitation of proxies or consents with respect to securities of Clear Channel or its subsidiaries or initiate any shareholder proposal or election contest with respect to Clear Channel or its subsidiaries;

•	take action to convene a Clear Channel shareholders’ meeting or effect a written consent action by Clear Channel shareholders;

•	make any public announcement or disclosure relating to the acquisition of an impermissible amount of Clear Channel voting securities, a proposal for a business combination transaction involving Clear Channel or its subsidiaries or a tender or exchange offer involving Clear Channel voting securities;

•	commence or otherwise be involved in or part of a tender or exchange offer for Clear Channel voting securities or any business combination transaction involving Clear Channel or its subsidiaries, except for several specified situations;

•	request or solicit any third party to make a tender or exchange offer for Clear Channel voting securities or a business combination transaction involving Clear Channel or its subsidiaries;

•	make a proposal to effect a business combination transaction to Clear Channel or its board or a tender or exchange offer for Clear Channel voting securities;

•	except with respect to bona fide estate planning activities, deposit Clear Channel voting securities into a voting trust or subject Clear Channel voting securities to voting agreements, or grant a proxy with respect to Clear Channel voting securities to any person not designated by the Clear Channel board;

•	form, join or participate in a “group” as defined in Section 13(d)(3) of the Exchange Act for the purpose of taking any action restricted or prohibited under the standstill restrictions of the applicable Shareholders Agreement;

•	disclose publicly any intention, plan or arrangement inconsistent with standstill restrictions or other provisions of the applicable Shareholders Agreement; or

•	discuss, negotiate or make arrangements with a third party or advise, aid, abet, solicit, induce, encourage, or provide financing for any action restricted by the standstill restrictions of the applicable Shareholders Agreement.

      The above restrictions do not apply to actions taken by Mr. Mays in his capacity as an officer or director of Clear Channel.

      For purposes of each Shareholders Agreement, voting securities include Clear Channel common stock and other Clear Channel securities entitled to vote in an election of directors, in addition to options, rights, warrants and other securities convertible into or exercisable for Clear Channel common stock or other securities entitled to vote in an election of directors.

      In addition to the standstill restrictions, each Shareholders Agreement imposes restrictions on dispositions of Clear Channel voting securities by the shareholders. Neither the Hicks shareholders and their affiliates nor Mr. Mays may sell Clear Channel voting securities to a third party who would beneficially own after the sale more than 20% of the outstanding Clear Channel voting securities, except:

•	with the approval of a majority of independent directors;

•	in connection with a tender or exchange offer or business combination transaction recommended by a majority of independent directors;

•	in connection with a tender or exchange offer not approved by Clear Channel’s independent directors that is accepted by a majority of the holders of the Clear Channel voting securities subject to the tender or exchange offer, excluding the shareholders who are party to the applicable Shareholders Agreement and, with respect to the Hicks shareholders, their affiliates; or

•	if the transfer occurs by operation of law in connection with a business combination transaction.

      The Hicks shareholders also agreed that, with respect to dividends or distributions of equity interests of any Hicks shareholder that is a corporation, partnership or other entity, the Hicks shareholder will notify Clear Channel at least ten days before effecting the dividend or distribution.

      Each Shareholders Agreement also provides that, with respect to votes by all security holders or votes with respect to which security holders have votes entitled to be counted separately as a class, the number of shares that any Hicks shareholder or Mr. Mays will be entitled to vote in its sole discretion will not exceed one vote fewer than 20% of the aggregate number of votes entitled to vote, less the number of shares entitled to be cast by the remaining parties bound by the applicable Shareholders Agreement.

      The Hicks shareholders also agreed that they and their affiliates will divest assets, terminate existing relationships and contractual arrangements and take other actions, as necessary to prevent interests in other media-related ventures held by the Hicks shareholders and their affiliates from hindering Clear Channel’s future acquisitions of additional media properties and pursuit of media-related relationships and activities. However, Clear Channel has agreed that these obligations do not require divestiture of various designated assets then held by the Hicks shareholders and their affiliates, nor do the obligations require divestiture of assets other than radio and television assets located in the U.S. and outdoor advertising located anywhere in the world but South America. These obligations continue until interests in other media-related ventures held by the Hicks shareholders and their affiliates are not attributable to Clear Channel under the rules and regulations of the Federal Communications Commission, any antitrust agency or any other governmental authority.

      Except for the Hicks shareholders’ obligations to take various actions regarding regulatory approvals, each Shareholders Agreement will terminate on August 30, 2005, upon agreement of the parties to such Shareholders Agreement, or upon a person or group unaffiliated with the Hicks shareholders or Mr. Mays, as applicable, owning more than 50% of Clear Channel’s voting securities, whichever occurs first under the applicable Shareholders Agreement. Prior to termination, each Shareholders Agreement will continue in effect following any offering in this prospectus and may preserve the control of the present principal shareholders.

Texas Business Combination Law

      Clear Channel is governed by the provisions of the Texas Business Corporation Act. The act imposes a special voting requirement for the approval of specific business combinations and related party transactions between public corporations and affiliated shareholders unless the board of directors of the corporation approves the transaction or the acquisition of shares by the affiliated shareholder prior to the affiliate shareholder becoming an affiliated shareholder. The act prohibits specific mergers, sales of assets, reclassifications and other transactions between shareholders beneficially owning 20% or more of the outstanding stock of a Texas public corporation for a period of three years following the shareholder acquiring shares representing 20% or more of the corporation’s voting power unless two-thirds of the unaffiliated shareholders approve the transaction at a meeting held no earlier than six months after the shareholder acquires that ownership. A vote of shareholders is not necessary if the board of directors approves the transaction or approves the purchase of shares by the affiliated shareholder before the affiliated shareholder acquires beneficial ownership of 20% of the shares, or if the affiliated shareholder was an affiliated shareholder before December 31, 1996, and continued as such through the date of the transaction.

Foreign Ownership

      As a consequence of the restrictions imposed by the Communications Act of 1934 on ownership of common stock by aliens, Clear Channel’s bylaws provide that:

•	not more than one-fifth of the shares outstanding will at any time be owned of record, or voted, by or for the account of aliens, their representatives, a foreign government or a corporation organized under the laws of a foreign country;

•	Clear Channel will not be owned or controlled directly or indirectly by any other corporation of which any officer or more than one-fourth of the directors are aliens or of which more than one-fourth of the shares are owned of record or voted by aliens; and

•	if the stock records of Clear Channel at any time reflect one-fifth alien ownership, no transfers of additional shares to aliens will be made and, if it is found that any additional shares are in fact held by or for the account of an alien, the shares will not be entitled to vote, to receive dividends or to have any other rights.

      An alien owning shares in excess of one-fifth of the total number of outstanding shares will be required to transfer them to a United States citizen or to Clear Channel. This restriction will be applicable to any shares of common stock offered under this prospectus and to the issuance or transfer of the shares after the date of this prospectus. Clear Channel’s stock certificates may bear a legend setting forth this restriction.

DESCRIPTION OF WARRANTS

      Clear Channel may issue warrants for the purchase of debt securities or junior subordinated debt securities, or shares of preferred stock or common stock. Warrants may be issued independently or together with any debt securities, junior subordinated debt securities or shares of preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, junior subordinated debt securities or shares of preferred stock or common stock. The warrants are to be issued under warrant agreements to be entered into between Clear Channel and The Bank of New York, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Clear Channel in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

General

      If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•	the currency, currencies or currency units for which warrants may be purchased;

•	the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities or junior subordinated debt securities purchasable upon exercise of the debt warrants and the price at which the debt securities or junior subordinated debt securities may be purchased upon such exercise;

•	the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

•	the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which the shares of common stock may be purchased upon such exercise;

•	if applicable, the designation and terms of the debt securities, junior subordinated debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each debt security, junior subordinated debt security or share of preferred stock or common stock;

•	if applicable, the date on and after which the warrants and the related debt securities, junior subordinated debt securities, preferred stock or common stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of the federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

      Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on or any interest on, the debt securities or junior subordinated debt securities purchasable upon the exercise or to enforce the covenants in the indenture or the junior subordinated indenture or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon the exercise or to exercise any applicable right to vote. If Clear Channel maintains the ability to reduce the exercise price of any stock warrant and the right is triggered, it will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act of 1934, to the extent applicable.

Exercise of Warrants

      Each warrant will entitle the holder to purchase a principal amount of debt securities or junior subordinated debt securities or a number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Clear Channel may extend the expiration date, unexercised warrants will become void.

      Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities, junior subordinated debt securities or shares of preferred stock or common stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Clear Channel will, as soon as practicable, issue and deliver the debt securities, junior subordinated debt securities or shares of preferred stock or common stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

      The exercise price payable and the number of shares of common or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of common or preferred stock, respectively, or a combination, subdivision or reclassification of common or preferred stock, respectively. In lieu of adjusting the number of shares of common or preferred stock purchasable upon exercise of each stock warrant, Clear Channel may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Clear Channel may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but Clear Channel will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger or sale or conveyance of the property of Clear Channel as an entirety or substantially as an entirety, the holder of each outstanding stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which the stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

      Holders of stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of Clear Channel’s directors or any other matter, or to exercise any rights whatsoever as its shareholders.

DESCRIPTION OF STOCK PURCHASE

CONTRACTS AND STOCK PURCHASE UNITS

      Clear Channel may issue stock purchase contracts. Stock purchase contracts are contracts obligating holders to purchase from Clear Channel, and Clear Channel to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The formulas may include anti-dilution provisions to adjust the number of shares issuable under the stock purchase contracts upon events that would otherwise dilute the interests of the holders. The stock purchase contracts may be issued separately or as a part of stock purchase units each representing ownership of a stock purchase contract and debt securities, junior subordinated debt securities, debt obligations of the United States of America or its agencies or instrumentalities, or preferred securities issued by a Clear Channel Trust securing the holders’ obligations to purchase the common stock or the preferred stock under the stock purchase contracts.

      When stock purchase units include debt obligations of the United States of America or its agencies or instrumentalities, the principal of the debt obligations, when paid at maturity, will automatically be applied to satisfy the holder’s obligation to purchase common stock or preferred stock under the stock purchase contracts unless the holder of the units settles its obligations under the stock purchase contracts early through the delivery of consideration to Clear Channel or its agent in the manner discussed below.

      When stock purchase units include junior subordinated debt securities or Clear Channel Trust preferred securities, the junior subordinated debt securities or preferred securities will automatically be presented to the applicable Clear Channel Trust for redemption at 100% of face or liquidation value and the Clear Channel Trust will present junior subordinated debt securities in an equal principal amount to Clear Channel for redemption at 100% of principal amount unless there is an early settlement or the holder elects to pay the consideration specified in the stock purchase contracts. Amounts received in respect of the redemption will automatically be transferred to Clear Channel and applied to satisfy in full the holder’s obligation to purchase common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require Clear Channel to make periodic payments to the holders of the stock purchase units or vice versa, and the payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

      Holders of stock purchase units may be entitled to settle the underlying stock purchase contracts prior to the stated settlement date by surrendering the certificate evidencing the stock purchase units, accompanied by the payment due, in any form and calculated pursuant to any formula as may be prescribed in the stock purchase contracts and described in the applicable prospectus supplement. Upon early settlement, the holder would receive the number of shares of common stock or preferred stock deliverable under the stock purchase contracts, subject to adjustment in specific cases. Holders of stock purchase units may be entitled to exchange their stock purchase units together with appropriate collateral, for separate stock purchase contracts and Clear Channel Trust preferred securities, debt securities, junior subordinated debt securities or debt obligations of the United States of America or its agencies or instrumentalities. In the event of either an early settlement or exchange, the preferred securities, debt securities, junior subordinated debt securities or debt obligations that were pledged as security for the obligation of the holder to perform under the stock purchase contracts would be transferred to the holder free and clear of Clear Channel’s security interest.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units including differences, if any, from the term described above.

DESCRIPTION OF PREFERRED SECURITIES

      Each Clear Channel Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement relating thereto. The declaration of trust under which each Clear Channel Trust is formed will be replaced by an amended and restated declaration of trust, which will authorize the regular trustees of the Clear Channel Trust to issue on behalf of the Clear Channel Trust one series of preferred securities. Each amended and restated declaration of trust will be qualified as an indenture under the Trust Indenture Act. The preferred securities will have terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions as will be set forth in the related amended and restated declaration of trust or made part of the declaration by the Trust Indenture Act. Reference is made to any prospectus supplement relating to the preferred securities of a Clear Channel Trust for specific terms, including:

•	the specific designation of the preferred securities;

•	the number of preferred securities issued by the Clear Channel Trust;

•	the annual distribution rate, or method of calculation of the rate, for preferred securities issued by the Clear Channel Trust, the date or dates upon which the distributions will be payable and the record date or dates for the payment of the distributions;

•	whether distributions on preferred securities issued by the Clear Channel Trust will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities issued by the Clear Channel Trust will be cumulative;

•	the amount or amounts which will be paid out of the assets of the Clear Channel Trust to the holders of preferred securities of the Clear Channel Trust upon voluntary or involuntary liquidation, dissolution, winding-up or termination of the Clear Channel Trust;

•	the obligation or right, if any, of the Clear Channel Trust to purchase or redeem preferred securities issued by the Clear Channel Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities issued by the Clear Channel Trust will or may be purchased or redeemed, in whole or in part, pursuant to an obligation or right;

•	the voting rights, if any, of preferred securities issued by the Clear Channel Trust in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities, or of preferred securities issued by one or more Clear Channel Trusts, or of both, as a condition to specified actions or amendments to the declaration of the Clear Channel Trust;

•	the terms and conditions upon which the preferred securities may be convertible into or exchanged for common stock, preferred stock, debt securities, junior subordinated debt securities, or indebtedness or other securities included in this document; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of preferred securities issued by the Clear Channel Trust consistent with the declaration of the Clear Channel Trust or with applicable law.

      All preferred securities offered hereby will be guaranteed by Clear Channel as and to the extent set forth below under “Description of the Guarantees.” Federal income tax considerations applicable to any offering of preferred securities will be described in the applicable prospectus supplement.

      In connection with the issuance of preferred securities, each Clear Channel Trust will issue one series of common securities. The amended and restated declaration of each Clear Channel Trust will authorize the regular trustees of the Clear Channel Trust to issue one series of common securities having terms including distributions, redemption, voting, liquidation rights or restrictions as set forth in the amended and restated declaration. The terms of the common securities issued by a Clear Channel Trust will be substantially identical to the terms of the preferred securities issued by the Clear Channel Trust. The common securities will rank equally with the preferred securities and payments on the common securities will be made on a pro rata basis with the preferred securities. However, if an event of default under the amended and restated declaration of trust occurs and is continuing, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and maturity will be subordinated to the rights of the holders of the preferred securities. Generally, the common securities issued by a Clear Channel Trust will also carry the right to vote and to appoint, remove or replace any of the trustees of the Clear Channel Trust. All the common securities of a Clear Channel Trust will be owned by Clear Channel or its subsidiary.

      As long as payments of interest and other payments are made when due on the junior subordinated debt securities, the payments will be sufficient to cover distributions and other payments due on the preferred securities primarily because the aggregate principal amount of junior subordinated debt securities held as trust assets will be equal to the sum of the aggregate stated liquidation amount of the preferred securities, and the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities.

      If an event of default with respect to the amended and restated declaration of any Clear Channel Trust occurs and is continuing, then the holders of preferred securities of the Clear Channel Trust would rely on the enforcement by the property trustee of its rights as a holder of the junior subordinated debt securities deposited in the Clear Channel Trust against Clear Channel. In addition, the holders of a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any power conferred upon the property trustee under the amended and restated declaration of trust, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debt securities. If the property trustee fails to enforce its rights under the junior subordinated debt securities deposited in the Clear Channel Trust, any holder of the preferred securities may, to the extent permitted by applicable law, after a period of 60 days has elapsed from the holder’s written request, institute a legal proceeding against Clear Channel to enforce the property trustee’s rights under the junior subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity. If an event of default with respect to the amended and restated declaration of any Clear Channel Trust occurs and is continuing and the event is attributable to the failure of Clear Channel to pay interest or principal on the junior subordinated debt securities on the date the interest or principal is otherwise payable, or in the case of redemption, on the redemption date, then a holder of preferred securities of the Clear Channel Trust may also directly institute a proceeding for enforcement of payment to the holder of the principal of or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the preferred securities held by the holder on or after the respective due date specified in the junior subordinated debt securities without first directing the property trustee to enforce the terms of the junior subordinated debt securities or instituting a legal proceeding against Clear Channel to enforce the property trustee’s rights under the junior subordinated debt securities. In connection with a direct action, the rights of Clear Channel will be substituted for the rights of the holder of the preferred securities under the amended and restated declaration of trust to the extent of any payment made by Clear Channel to the holder of the preferred securities in a direct action. The holders of preferred securities of a Clear Channel Trust will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities unless the property trustee first fails to do so.

      Federal income tax considerations applicable to an investment in preferred securities will be described in the prospectus supplement relating thereto.

      The property trustee and its affiliates may provide customary commercial banking services to Clear Channel and its subsidiaries and participate in various financing agreements of Clear Channel in the ordinary course of their business. Initially, the property trustee is The Bank of New York, who currently serves as Clear Channel’s transfer agent and registrar for the common stock and is a lender to Clear Channel under its credit facility.

DESCRIPTION OF GUARANTEES

      Set forth below is a summary of information concerning the guarantees that will be executed and delivered from time to time by Clear Channel for the benefit of the holders of preferred securities of a Clear Channel Trust. Each preferred security guarantee will be separately qualified under the Trust Indenture Act and will be held by The Bank of New York, acting in its capacity as guarantee trustee with respect to the guarantee, for the benefit of holders of the preferred securities of the applicable Clear Channel Trust. The terms of each guarantee will be set forth in the guarantee or made part of the guarantee by the Trust Indenture Act.

General

      Pursuant to each guarantee, Clear Channel will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full, to the holders of the preferred securities issued by the applicable Clear Channel Trust, the guarantee payments, to the extent not paid by the Clear Channel Trust, regardless of any defense, right of set-off or counterclaim that the Clear Channel Trust may have or assert. The following distributions and other payments with respect to preferred securities issued by a Clear Channel Trust to the extent not made or paid by the Clear Channel Trust, will be subject to the guarantee without duplication:

•	any accrued and unpaid distributions on the preferred securities, but only to the extent that in each case Clear Channel has made a payment to the property trustee of interest on the junior subordinated debt securities;

•	the redemption price, including all accrued and unpaid distributions to the date of redemption, with respect to any preferred securities called for redemption by the Clear Channel Trust, but only to the extent that in each case Clear Channel has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the Clear Channel Trust as trust assets; and

•	upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Clear Channel Trust, other than in connection with the distribution of related junior subordinated debt securities to the holders of the preferred securities or the redemption of all the preferred securities upon the maturity or redemption of the junior subordinated debt securities, the lesser of

(1)	the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the Clear Channel Trust has funds available, and

(2)	the amount of assets of the Clear Channel Trust remaining available for distribution to holders of the preferred securities upon liquidation of the Clear Channel Trust.

      Clear Channel’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Clear Channel to the holders of the applicable preferred securities or by causing the applicable Clear Channel Trust to pay the amounts to the holders.

      The guarantee is a full and unconditional guarantee from the time of issuance of the applicable preferred securities, but the guarantee covers distributions and other payments on the preferred securities only if and to the extent that Clear Channel has made a payment to the property trustee of interest or principal on the junior subordinated debt securities deposited in the applicable Clear Channel Trust as trust assets. If Clear Channel does not make interest or principal payments on the junior subordinated debt securities deposited in the applicable Clear Channel Trust as trust assets, the property trustee will not make distributions on the preferred securities of the Clear Channel Trust and the Clear Channel Trust will not have the necessary funds available to make these payments.

      Clear Channel’s obligations under the declaration for each Clear Channel Trust, the guarantee issued with respect to preferred securities issued by the Clear Channel Trust, the junior subordinated debt securities purchased by the Clear Channel Trust and the junior subordinated indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by Clear Channel of payments due on the preferred securities issued by the Clear Channel Trust.

Certain Covenants of Clear Channel

      In each guarantee, Clear Channel will covenant that, so long as any preferred securities issued by the applicable Clear Channel Trust remain outstanding, Clear Channel will not declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any common stock or preferred stock or make any guarantee payment with respect to these amounts, if at the time:

•	Clear Channel will be in default with respect to its guarantee payments or other payment obligations under the guarantee;

•	any event of default under the related amended and restated declaration of trust has occurred; or

•	in the event that junior subordinated debt securities are issued to the applicable Clear Channel Trust in connection with the issuance of preferred securities by the Clear Channel Trust, Clear Channel has given notice of its election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the terms of the junior subordinated debt securities and the period, or any extension thereof, is continuing.

      However, the foregoing restrictions will not apply to:

•	dividends, redemptions, purchases, acquisitions, distributions or payments made by Clear Channel by way of issuance of shares of its capital stock;

•	any declaration of a dividend under a shareholder rights plan or in connection with the implementation of a shareholder rights plan, the issuance of Clear Channel’s capital stock under a shareholder rights plan or the redemption or repurchase of any right distributed pursuant to a shareholder rights plan;

•	payments of accrued dividends by Clear Channel upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

•	cash payments made by Clear Channel in lieu of delivering fractional shares upon the redemption, exchange or conversion of any preferred stock as may be outstanding from time to time in accordance with the terms of the preferred stock;

•	payments under the guarantees; or

•	purchases of common stock related to the issuance of common stock or rights under any of Clear Channel’s benefit plans for its directors, officers or employees, or related to the issuance of common stock or rights under a dividend reinvestment and stock purchase plan.

      In addition, so long as any preferred securities of a Clear Channel Trust remain outstanding, Clear Channel has agreed to remain the sole direct or indirect owner of all the outstanding common securities issued by the Clear Channel Trust and not to cause or permit the common securities to be transferred except to the extent permitted by the declaration of the Clear Channel Trust, provided that any permitted successor of Clear Channel under the junior subordinated indenture may succeed to Clear Channel’s ownership of the common securities, and to use reasonable efforts to cause the Clear Channel Trust to continue to be treated as a grantor trust for federal income tax purposes, except in connection with a distribution of junior subordinated debt securities.

Amendments and Assignment

      Except with respect to any changes that do not adversely affect the rights of holders of the applicable preferred securities, in which case no consent will be required, each guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding preferred securities issued by the applicable Clear Channel Trust. The manner of obtaining any such approval of holders of the preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind the successors, assignees, receivers, trustees and representatives of Clear Channel and will inure to the benefit of the holders of the preferred securities of the applicable Clear Channel Trust then outstanding. Except in connection with a consolidation, merger, conveyance or transfer of assets involving Clear Channel that is permitted under the junior subordinated indenture, Clear Channel may not assign its obligations under any guarantee.

Termination of the Guarantees

      Each guarantee will terminate and be of no further force and effect as to the preferred securities issued by the applicable Clear Channel Trust upon full payment of the redemption price of all preferred securities of the Clear Channel Trust, or upon distribution of the junior subordinated debt securities to the holders of the preferred securities of the Clear Channel Trust in exchange for all the preferred securities issued by the Clear Channel Trust, or upon full payment of the amounts payable upon liquidation of the Clear Channel Trust. Nevertheless, each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable Clear Channel Trust must restore payment of any sums paid under the preferred securities or the guarantee.

Status of the Guarantees

      Clear Channel’s obligations to make the guarantee payments to the extent set forth in the applicable guarantee will constitute an unsecured obligation of Clear Channel and will rank subordinate and junior in right of payment to all other indebtedness, liabilities and obligations of Clear Channel and any guarantees, endorsements or other contingent obligations of Clear Channel, except those made on an equal basis or subordinate by their terms, and senior to all capital stock issued by Clear Channel and to any guarantee entered into by Clear Channel in respect of any of its capital stock. Clear Channel’s obligations under each guarantee will rank equally with each other guarantee. Because Clear Channel is a holding company, Clear Channel’s obligations under each guarantee are also effectively subordinated to all existing and future liabilities, including trade payables, of Clear Channel’s subsidiaries, except to the extent that Clear Channel is a creditor of the subsidiaries recognized as such. Each amended and restated declaration of trust will provide that each holder of preferred securities issued by the applicable Clear Channel Trust, by acceptance thereof, agrees to the subordination provisions and other terms of the related guarantee.

      The guaranteed party may institute a legal proceeding directly against Clear Channel to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. Each guarantee will be deposited with the guarantee trustee, to be held for the benefit of the holders of the preferred securities issued by the applicable Clear Channel Trust. The guarantee trustee will enforce the guarantee on behalf of the holders of the preferred securities. The holders of not less than a majority in aggregate liquidation amount of the preferred securities issued by the applicable Clear Channel Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related guarantee, including the giving of directions to the guarantee trustee. If the guarantee trustee fails to enforce a guarantee as above provided, any holder of preferred securities issued by the applicable Clear Channel Trust may institute a legal proceeding directly against Clear Channel to enforce its rights under the guarantee, without first instituting a legal proceeding against the applicable Clear Channel Trust, or any other person or entity. However, if Clear Channel has failed to make a guarantee payment, a holder of preferred securities may directly institute a proceeding against Clear

Channel for enforcement of the holder’s right to receive payment under the guarantee. Clear Channel waives any right or remedy to require that any action be brought first against a Clear Channel Trust or any other person or entity before proceeding directly against Clear Channel.

Miscellaneous

      Clear Channel will be required to provide annually to the guarantee trustee a statement as to the performance by Clear Channel of its obligations under each guarantee and as to any default in the performance. Clear Channel is required to file annually with the guarantee trustee an officer’s certificate as to Clear Channel’s compliance with all conditions to be complied with by it under each guarantee.

      The guarantee trustee, prior to the occurrence of a default, undertakes to perform only those duties as are specifically set forth in the applicable guarantee and, after default with respect to a guarantee, will exercise the same degree of care as a prudent individual would exercise under the circumstances in the conduct of his or her own affairs. Subject to that provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby.

PLAN OF DISTRIBUTION

      Clear Channel or the Clear Channel Trusts may sell the securities offered by this prospectus:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

      Any underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The prospectus supplement relating to the securities offered by this prospectus will set forth:

•	their offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities offered by this prospectus;

•	the proceeds to Clear Channel or the Clear Channel Trusts from the sale;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the securities offered by this prospectus may be listed.

      In connection with the sale of securities offered by this prospectus, underwriters, dealers or agents may be deemed to have received compensation from Clear Channel or the Clear Channel Trusts in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the offered securities for whom they may act as agent. Underwriters may sell the securities offered by this prospectus to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

      If underwriters or dealers are used in the sale, the securities offered by this prospectus will be acquired by the underwriters or dealers for their own account and may be resold from time to time:

•	in one or more transactions;

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

      The securities offered by this prospectus may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of those firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered by this prospectus will be subject to specific conditions precedent and the underwriters or dealers will be obligated to purchase all the securities offered by this prospectus if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

      The securities offered by this prospectus may be sold directly by Clear Channel or the Clear Channel Trusts or through agents designated by Clear Channel or the Clear Channel Trusts. Any agent involved in the offer or sale of the securities offered by this prospectus in respect of which this prospectus is delivered will be named, and any commissions payable by Clear Channel or the Clear Channel Trusts to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

      If so indicated in the prospectus supplement, Clear Channel or the Clear Channel Trusts will authorize underwriters, dealers or agents to solicit offers by specific institutions to purchase securities offered by this prospectus from Clear Channel or the Clear Channel Trusts at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of the contracts. The underwriters and other persons soliciting the contracts will have no responsibility for the validity or performance of any of the contracts.

      Underwriters, dealers and agents may be entitled under agreements entered into with Clear Channel or the Clear Channel Trusts to indemnification by Clear Channel or the Clear Channel Trusts against civil liabilities, including liabilities under the Securities Act, or to contribution by Clear Channel or the Clear Channel Trusts to payments they may be required to make in respect thereof. The terms and conditions of the indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Clear Channel or the Clear Channel Trusts in the ordinary course of business.

      Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by Clear Channel or the Clear Channel Trusts for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

      Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection an offering of common stock, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of the debt securities or junior subordinated debt securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the debt securities or junior subordinated debt securities to be higher than it would otherwise be in the absence of those transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL OPINIONS

      The validity of the securities will be passed upon for Clear Channel by its special counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P. However, certain matters of Delaware law relating to the validity of the preferred securities will be passed upon for Clear Channel and the Clear Channel Trusts by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to Clear Channel and the Clear Channel Trusts. The validity of the securities will be passed upon for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore. Alan D. Feld, the sole shareholder of a professional corporation which is a partner of Akin, Gump, Strauss, Hauer & Feld, L.L.P., is a director of Clear Channel and, as of April 20, 2004, owned approximately 47,329 shares of common stock, including presently exercisable options to acquire approximately 35,500 shares.

EXPERTS

      The consolidated financial statements of Clear Channel at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, and the financial statement schedule appearing in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein by reference in reliance on such reports given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      Clear Channel files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information Clear Channel files with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Clear Channel’s filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy Clear Channel’s reports, proxy statements and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the common stock is listed.

      We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

      The SEC allows us to “incorporate by reference” into this document the information Clear Channel filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information incorporated later.

      We incorporate by reference the documents listed below:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed on March 15, 2004 (File No. 001-09645).

2. Current Report on Form 8-K filed January 12, 2004 (File No. 001-09645).

3. Current Report on Form 8-K filed March 31, 2004 (File No. 001-09645).

      We also incorporate by reference all future filings we make with the SEC between the date of this document and the date upon which we sell all the securities we offer with this document.

      You may obtain copies of filings referred to above at no cost by contacting us at the following address: Corporate Secretary, Clear Channel Communications, Inc., 200 East Basse Road, San Antonio, Texas 78209, telephone: (210) 822-2828.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Clear Channel has based these forward-looking statements on Clear Channel’s current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

•	the impact of general economic and political conditions in the United States and in other countries in which Clear Channel currently does business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	the impact of the geopolitical environment;

•	the effect of leverage on our financial position and earnings;

•	Clear Channel’s ability to integrate the operations of recently acquired companies;

•	shifts in population and other demographics;

•	industry conditions, including competition;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	changes in labor conditions;

•	fluctuations in exchange rates and currency values;

•	capital expenditure requirements;

•	the outcome of pending and future litigation;

•	legislative or regulatory requirements;

•	interest rates;

•	taxes;

•	access to capital markets; and

•	additional risks referenced in this prospectus supplement, the documents incorporated by reference herein and Clear Channel’s other filings with the Securities and Exchange Commission.

      Clear Channel undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur as currently contemplated.

$250,000,000

Clear Channel Communications, Inc.

6.25% Senior Notes due 2011

Prospectus Supplement

August       , 2006

Banc of America Securities LLC

Credit Suisse Securities (USA) LLC